Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of April 2, 2024 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (viii) of this preamble, a “Party” and collectively, the “Parties”):1

i.

View, Inc., a Delaware corporation (“Parent”), and each of its affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to the Consenting Creditor Advisors (the Entities in this clause (i), collectively, the “Company Parties”);

ii.

the undersigned holders of Prepetition Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Prepetition Term Loan Lenders”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

iii.

the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition Convertible Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Prepetition Convertible Noteholders”); and

iv.

View Smart Building Technology Inc., Iotium Systems Private Limited, and Iotium Systems Australia PTY LTD (collectively, the “Consenting Non-Debtor Guarantors” and together with the Consenting Prepetition Term Loan Lenders and the Consenting Prepetition Convertible Noteholders, the “Consenting Creditors”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the prepackaged chapter 11 plan of reorganization attached as Exhibit B hereto (the “Prepackaged Plan” and, such transactions as described in this Agreement and the Prepackaged Plan, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”);

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement (including the Prepackaged Plan) and desire to work together to complete the negotiation of the terms of the documents and the completion of each of the actions necessary or desirable to effect the Restructuring Transactions; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Prepackaged Plan;

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NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Administrative Expense Claim” refers to any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Fee Claims, and (iii) Restructuring Expenses.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Agents/Trustees” means, collectively, the DIP Agent, the Prepetition Term Loan Agent and the Prepetition Convertible Notes Trustee.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Prepackaged Plan).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period commencing on the Agreement Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Creditor becomes a Party hereto) and ending on the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, plan of reorganization or liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, share exchange, business combination, joint venture, debt incurrence (including, without limitation, any debtor-in-possession financing or exit financing) or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions. For the avoidance of doubt, nothing in this Agreement shall preclude the Required Consenting Lenders from engaging with third-parties during the Agreement Effective Period to the extent those discussions relate to the post-Effective Date period.

“Announcement” has the meaning provided in Section 15.24.

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“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cantor” means CF Principal Investments, LLC or CFV Investments, LLC, and/or any Affiliates thereof.

“Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

“Causes of Action” shall refer to any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes: (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims or Interests; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claim.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code as against any of the Debtors.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the Prepetition Term Loan Claims, the Prepetition MDA Loan Claim, the Prepetition Convertible Notes Claims, any Claim against a Company Party asserted by a Consenting Non-Debtor Guarantor, and the Existing Equity Interests.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

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“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” shall mean the date on which the Bankruptcy Court enters the Confirmation Order.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Order” means the confirmation order with respect to the Prepackaged Plan pursuant to inter alia, section 1129 of the Bankruptcy Code and the order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which order shall be consistent in all material respects with this Agreement and the Prepackaged Plan.

“Consenting Creditor Advisors” shall mean (a) Gibson, Dunn & Crutcher LLP; (b) Sidley Austin LLP; and (c) Young Conaway Stargatt & Taylor, LLP, as Delaware local counsel, and any other professional advisor engaged by the forgoing in connection with the evaluation of the Restructuring Transaction.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement. and, which for the avoidance of doubt, shall refer collectively to the Prepetition Term Loan Lenders and Prepetition Convertible Noteholders that are signatories to this Agreement, and any subsequent Prepetition Term Loan Lender and/or Prepetition Convertible Noteholder that becomes party thereto in accordance with the terms of this Agreement.

“Consenting Non-Debtor Guarantors” has the meaning set forth in the preamble to this Agreement.

“Consenting Prepetition Convertible Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Prepetition Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility and the DIP Loans, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet and/or the DIP Credit Agreement, as applicable, and the DIP Orders.

“DIP Credit Agreement” means the debtor in possession credit agreement to govern the DIP Facility among, Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time, in a form and substance consistent with the DIP Facility Term Sheet.

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“DIP Facility” means the senior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $17.5 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“DIP Facility Term Sheet” means the term sheet attached hereto as Exhibit F.

“DIP Lender” has the meaning set forth in the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable).

“DIP Loans” means the loans provided under the DIP Facility.

“DIP Motion” means the motion seeking approval of the DIP Orders.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the related disclosure statement in respect of the Prepackaged Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, a copy of which is attached hereto as Exhibit E.

“Effective Date” means the date upon which all conditions to the effectiveness of the Prepackaged Plan have been satisfied or waived in accordance with the terms thereof and the Prepackaged Plan becomes effective.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Equity Interests” means any Interests in Parent, including shares of the class of common stock of Parent, which is traded and quoted on the NASDAQ under the symbol “VIEW,” that existed immediately prior to the Effective Date; warrants for the purchase of common stock of Parent, which are traded and quoted on the NASDAQ under the symbol “VIEWW,” that existed immediately prior to the Effective Date; any restricted stock units of Parent that previously vested, vest upon a “change of control” transaction, or are unvested; the exercise of any stock options in Parent in accordance with their terms prior to the Effective Date; and any Subordinated Interests.

“Exit Lenders” has the meaning set forth in the New Exit Facility Term Sheet.

“Fee Claim” refers to a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.

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“Final DIP Order” means any order approving the DIP Facility and related relief on a final basis.

“First Day Pleadings” means the first-day motions and related pleadings that the Company Parties determine are necessary or desirable to file upon the commencement of the Chapter 11 Cases.

“Governance Term Sheet” means the term sheet attached hereto as Exhibit H.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Existing Equity Interests.

“Interim DIP Order” means an order by the Bankruptcy Court approving the DIP Facility and related relief on an interim basis, a substantially final form of which is attached hereto as Exhibit I.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Material Contract” means any contracts or agreements (or group of related contracts or agreements) to which any of the Company Parties is a party or by which any of the Company Parties or any of their respective assets or properties are bound that may reasonably be expected to result in aggregate payments by the applicable Company Party, or revenues to the applicable Company Party, in either case greater than or equal to $1,000,000 during the current or any subsequent calendar year.

“Milestones” means the milestones set forth in Section 4 of this Agreement.

“New Common Interests” means, depending on the transaction structure, new common interests in New TopCo to be issued on the Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

“New Corporate Governance Documents” refers to the documents providing for the corporate governance of the Reorganized Debtors, including the Governance Term Sheet, the New LLC Agreement, charters, bylaws, operating agreements, or other organizational documents or stockholders’ agreements, as applicable, which shall be consistent with this Agreement (including the Governance Term Sheet), the Prepackaged Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable).

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“New Exit Facility Non-Debtor Guarantees” means those certain secured guarantees on the New Exit Facility, to be provided by the Consenting Non-Debtor Guarantors as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Exit Facility from and after the Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be in form and substance reasonably acceptable to the Consenting Non-Debtor Guarantors (which consent shall not be unreasonably withheld).

“New Exit Facility” means that certain new exit facility to be entered into by certain of the Company Parties and the lenders party thereto on the Effective Date pursuant to the New Exit Facility Term Sheet.

“New Exit Facility Credit Agreement” means the agreement governing the New Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be in accordance with the New Exit Facility Term Sheet (including the Tranche C Commitment).

“New Exit Facility Documents” means, collectively, the New Exit Facility Term Sheet, the New Exit Facility Credit Agreement, and all other agreements, documents, and instruments evidencing or securing the New Exit Facility, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent in all material respects with this Agreement.

“New Exit Facility Term Sheet” means the term sheet attached hereto as Exhibit G.

“New LLC Agreement” means the limited liability company agreement governing the New Common Interests for the Reorganized Debtors.

“New TopCo” means, depending on the transaction structure, Reorganized Parent or a newly formed holding company holding 100 percent of the equity interest in Reorganized Parent, in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transactions Memorandum, each as applicable.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date on which any of the Company Parties commence a Chapter 11 Case.

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“Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan that, subject to the terms and conditions of this Agreement, an initial draft of which will be filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and any additional documents filed prior to the Effective Date as amendments to the Plan Supplement.

“Prepackaged Plan” has the meaning set forth in the recitals to this Agreement.

“Prepetition Convertible Notes” means the 6.00% Cash / 9.00% Convertible Senior PIK Toggle Notes due 2027 outstanding under the Prepetition Convertible Notes Indenture.

“Prepetition Convertible Notes Claim” means any Claim for obligations arising under the Prepetition Convertible Notes Indenture, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

“Prepetition Convertible Notes Indenture” means that certain Indenture, dated as of October 26, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, and the Prepetition Convertible Notes Trustee.

“Prepetition Convertible Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Prepetition Convertible Notes Indenture.

“Prepetition Credit Agreement” means that certain Credit Agreement, dated as of October 16, 2023 (as amended, modified, or otherwise supplemented from time to time) by and among Parent, as borrower, the Prepetition Term Loan Agent, as agent, and the Prepetition Term Loan Lenders thereunder.

“Prepetition Term Loan Agent” means Cantor Fitzgerald Securities, in its capacity as administrative and collateral agent under the Prepetition Credit Agreement.

“Prepetition Term Loan Claims” means any Claim for obligations arising under the Prepetition Credit Agreement, including any Claims in respect of all principal amounts outstanding, interest, fees, makewholes, prepayment premiums, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

“Proceedings” means any legal, governmental or regulatory suits, proceedings, arbitrations or actions, preference actions and preferential transfers, contracts, debts, breaches of fiduciary duties, accounts, bills, covenants, agreements, damages, judgments, third-party Claims, counterclaims, and cross-claims, whether reduced to judgment or not reduced to judgment, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereinafter arising, in law or equity or otherwise.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“Reorganized Debtors” means collectively, New TopCo and/or Reorganized Parent and each other Debtor, any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Reorganized Parent” means Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transaction Memorandum, each as applicable.

“Restructuring Expenses” means the reasonable and documented fees and expenses of (a) Sidley Austin LLP, (b) Gibson Dunn & Crutcher LLP, and (c) one local Delaware counsel, each incurred in connection with the Restructuring Transactions (including, in each case, fees and expenses incurred before, on, or after the Petition Date, to the extent applicable).

“Required Consenting Creditors” means each of Cantor and RXR.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transaction Memorandum” means the document setting forth the sequence of certain Restructuring Transactions, as the same may be modified or supplemented from time to time.

“Rules” means Rule 501(a)(l), (2), (3), (7), (8), (9), (12) and (13) under the Securities Act.

“RXR” means RXR FP GP LLC.

“RXR Lender” means RXR, RXR FP Investor LP, RXR FP Investor II LP, RXR FP Investor III LP, RXR FP Investor IV LP, and/or the foregoing parties’ Affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation” means the solicitation of votes to accept or reject the Prepackaged Plan.

“Solicitation Materials” means all solicitation materials in respect of the Prepackaged Plan together with the Disclosure Statement, which Solicitation Materials shall be consistent in all material respects with this Agreement, the Prepackaged Plan, and the Definitive Documents.

“Solicitation Procedures” means the procedures governing the Solicitation to be described and set forth in the Solicitation Procedures Motion.

“Solicitation Procedures Motion” means the motion seeking, among other things, entry of an order approving the Solicitation Procedures, conditional approval of the Disclosure Statement, and scheduling Confirmation Hearing to consider Confirmation of the Prepackaged Plan.

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“Subordinated Interest” means any Claim against any Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 13.

“Tranche C Funding Commitment” has the meaning provided in the New Exit Facility Term Sheet.

“Tranche C Commitment Date” means the date that is sixty (60) days following the Petition Date.

“Tranche C Commitment Parties” means the Exit Lenders providing the Tranche C Commitment.

“Tranche C Commitment Equity” means 35.8 percent of the outstanding New Common Interests on a fully diluted basis as of the Effective Date.

“Tranche C Term Loans” has the meaning provided in the New Exit Facility Term Sheet.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” “hereinafter,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

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(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j) the use of “include” or “including” is without limitation, whether stated or not;

(k) unless otherwise specified, when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and

(l) the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become immediately effective and binding upon each of the Parties on the “Agreement Effective Date,” which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) each of the Consenting Non-Debtor Guarantors shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c) the following shall have executed and delivered counterpart signature pages of this Agreement:

(i) holders of at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Prepetition Term Loan Claims; provided, that such signature pages shall be (a) treated in accordance with Section 15.24 and (b) delivered to other Consenting Creditors in a redacted form that removes the details of such holder’s holdings of Prepetition Term Loan Claims; and

(ii) holders of at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Prepetition Convertible Notes; provided, that such signature pages shall be (a) treated in accordance with Section 15.24 and (b) delivered to other Consenting Creditors in a redacted form that removes the details of such holder’s holdings of Prepetition Convertible Notes Claims;

(d) counsel to the Company Parties shall have given written notice to counsel to the Consenting Creditors in the manner set forth in Section 15.10 (email being sufficient) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred or are otherwise waived; and

(e) the Company Parties shall have paid in full the then accrued Restructuring Expenses on or before two (2) Business Days prior to the Agreement Effective Date.

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Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions and any modifications, amendments, or supplements thereto shall each be in form and substance reasonably acceptable to the Company Parties and in form and substance acceptable to the Required Consenting Creditors. The Definitive Documents shall include (but are not limited to) the following: (a) the Prepackaged Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Solicitation Procedures Motion and order of the Bankruptcy Court approving the Solicitation Procedures Motion and the Solicitation Materials; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the New Exit Facility Documents; (g) the DIP Credit Agreement; (h) the DIP Motion; (i) the DIP Orders; (j) the DIP Facility Documents; (k) the Solicitation Procedures; and (l) the Plan Supplement (for the avoidance of doubt, without modification of the consent rights regarding any Definitive Documents); (m) the New Corporate Governance Documents; and (n) the Restructuring Transaction Memorandum.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation, agreement, and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be approved by the applicable Parties in accordance with Section 3.01.

3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of the Definitive Documents drafted (to the extent to be drafted by the Company Parties) and any other substantive pleadings to counsel for the Consenting Creditors as soon as reasonably practicable and will use commercially reasonable efforts to provide such documents no later than five (5) Business Days prior to the date when any Company Party intends to file the applicable Definitive Document with the Bankruptcy Court or otherwise finalize such document; provided that (a) in no event shall the Company file any Definitive Document or other substantive pleading with the Bankruptcy Court unless an advance initial draft of such Definitive Document or other substantive pleading was provided to counsel for the Consenting Creditors three (3) calendar days in advance of such filings and (b) the Company Parties shall ensure that no Definitive Document is filed with the Bankruptcy Court or finalized unless the consent rights set forth in this Section 3 have been satisfied.

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Section 4. Milestones.

4.01. The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties and the Required Consenting Creditors:

(a) no later than April 2, 2024 the Company Parties shall commence the Solicitation, and shall not, without the prior written consent of the Consenting Creditors, withdraw or modify the Solicitation;

(b) no later than seven (7) Business Days following the commencement of the Solicitation, the Petition Date shall have occurred;

(c) on the Petition Date, the Debtors shall have filed with the Bankruptcy Court (i) the Prepackaged Plan; (ii) the Disclosure Statement; (iii) the Solicitation Procedures Motion, and (iv) the DIP Motion;

(d) no later than three (3) Business Days following the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered (i) the Interim DIP Order and (ii) the order approving the Solicitation Procedures Motion;

(e) no later than thirty-five (35) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(f) no later than forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the Confirmation Order; and

(g) no later than sixty (60) calendar days following the Petition Date, (the “Outside Date”), the Effective Date shall have occurred.

Section 5. Commitments of the Consenting Creditors.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Creditor agrees, severally, and not jointly and severally, in respect of itself and all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions, on the terms and subject to the conditions of this Agreement, and, subject to Section 5.02, vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested and necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii) give any notices, orders, instructions, or directions to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions on the terms and subject to the conditions of this Agreement; provided that no Consenting Creditor shall be required hereunder to provide the Agents/Trustees, or any other person, with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection therewith;

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(iv) forbear from the exercise of its rights (including any right of set-off) or remedies it may have under the agreements governing its Company Claims/Interests, as applicable, and under applicable U.S. or foreign law or otherwise, in each case, with respect to any breaches, defaults, events of default, or potential defaults by the Company Parties or its co-obligors (including, for avoidance of doubt, the Consenting Non-Debtor Guarantors); provided that notwithstanding the foregoing, nothing herein shall prohibit exercise of any indemnification rights assertable by Cantor or RXR Lender and the exercise of such rights shall not constitute a violation of this clause 5.01(iv). As applicable, each Consenting Creditor further agrees that if any applicable administrative agent or collateral agent takes any action inconsistent with any such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use commercially reasonable efforts to cause such administrative agent or collateral agent to cease and refrain from taking such actions; and

(v) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement, including, with respect to the Consenting Non-Debtor Guarantors, the New Exit Facility Non-Debtor Guarantees.

(b) During the Agreement Effective Period, each Consenting Creditor agrees, severally and not jointly and severally, in respect of itself and all of its Company Claims/Interests, that it shall not, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement, directly or indirectly:

(i) object to, delay, impede, or take any other action in a manner inconsistent with this Agreement that is reasonably likely to interfere with acceptance, implementation, or consummation of the Prepackaged Plan or the Restructuring Transactions;

(ii) solicit, propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner inconsistent with this Agreement and the Prepackaged Plan;

(iv) propose, support, or file, or direct any Agent/Trustee to propose, support, or file any motion, pleading, or other document with the Bankruptcy Court or any other court seeking entry of an order authorizing, indirectly or directly, any use of Cash Collateral or debtor-in-possession financing other than as proposed in this Agreement or the DIP Orders;

(v) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Prepackaged Plan;

(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Prepackaged Plan, or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

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(vii) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties; provided that notwithstanding the foregoing, Cantor and RXR Lender shall be permitted to exercise any indemnification rights assertable by Cantor and RXR Lender and the exercise of such rights shall not constitute a violation of this clause 5.01(b)(vii).

(viii) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or seek to modify or lift the automatic stay arising under section 362 of the Bankruptcy Code.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Prepackaged Plan pursuant to its terms, severally, and not jointly and severally, agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials (including a ballot):

(i) agree to provide, and to not opt out of or object to, the releases set forth in the Prepackaged Plan;

(ii) to the extent that such Consenting Creditor is a holder of a Prepetition Term Loan Claim on the Petition Date, agree to fund, and take all commercially reasonable actions in furtherance of such agreement to fund, its allocated commitment of the DIP Facility;

(iii) to the extent that such Consenting Creditor is a Tranche C Commitment Party, agree to fund, and take all commercially reasonable actions in furtherance of such agreement to fund, its allocated commitment of the Tranche C Commitment;

(iv) to the extent that such Consenting Creditor is or becomes the holder of Prepetition Term Loan Claim or a DIP Claim, elect to, and take all commercially reasonable actions in furtherance of such election, receive payment on account of such DIP Claims in the form of such Consenting Creditors’ allocated commitment of the Exit Facility;

(v) support all of the Debtor and third-party releases, injunctions, discharge, indemnity, and exculpation provisions provided in the Prepackaged Plan;

(vi) provided that its vote has been solicited in accordance with applicable Law and the Prepackaged Plan comports with the consent rights of such Consenting Creditor, vote each of its Company Claims/Interests to accept the Prepackaged Plan by delivering its duly executed and completed ballot accepting the Prepackaged Plan on a timely basis following the commencement of Solicitation and its actual receipt of the Solicitation Materials and the ballot; and

(vii) refrain from changing, withdrawing, amending, or revoking (or causing to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that such vote may be revoked (and, upon such revocation, deemed void ab initio) by a Consenting Creditor at any time following the expiration of the Agreement Effective Period, or upon termination of this Agreement as to such Consenting Creditor pursuant to the terms hereof (other than a termination resulting from a breach of this Agreement by such Consenting Creditor).

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(b) During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly and severally, in respect of itself and each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement unless such Consenting Creditor in good faith provides prior written notice to the other Consenting Creditors, that such Consenting Creditor disputes that such motion, other pleading, or document is consistent with this Agreement.

5.03. Commitments of Consenting Non-Debtor Guarantors. On or prior to the Effective Date, the Consenting Non-Debtor Guarantors shall have executed and delivered the New Exit Facility Non-Debtor Guarantees.

Section 6. Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) prevent any Consenting Creditor from appearing as a party in interest in any matter arising in the Chapter 11 Cases (to the extent not inconsistent with this Agreement); (b) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee appointed in the Chapter 11 Cases and the United States Trustee); (c) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (d) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents; (e) prevent any Consenting Creditor from taking any action that is required by applicable Law or require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; (f) require any Consenting Creditor to provide any information that it determines, in its reasonable discretion, to be sensitive or confidential; (g) other than as provided for in this Agreement, limit the ability of a Consenting Creditor to purchase, sell or enter into transactions regarding the Company Claims/Interests; (h) prevent any Consenting Creditor by reason of this Agreement or the Restructuring Transactions from making, seeking or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like; (i) obligate the Consenting Creditors to deliver a vote to support the Prepackaged Plan or prohibit the Consenting Creditors from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); and for the avoidance of doubt, that upon the Termination Date, such Consenting Creditor’s vote shall automatically be deemed void ab initio and such Consenting Creditor shall have a reasonable opportunity to cast a vote; (j) require a Consenting Creditor to consent to, acquiesce in, vote for, support, or not object to any Alternative Restructuring Proposal; and (k) except as otherwise provided in this Agreement, require a Consenting Creditor to incur any non-reimbursable expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor or its affiliates.

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6.02. For the avoidance of doubt, each Consenting Creditor, shall only be bound under this Agreement to the extent of such Consenting Creditor’s Company Claims/Interests set forth on such Consenting Creditor’s signature page to this Agreement.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) commence Solicitation on or before the date set forth in Section 4.01(a);

(b) commence the Chapter 11 Cases on or before the date set forth in Section 4.01(b);

(c) support, act in good faith, and take all steps necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including: (i) commencing Solicitation pursuant to the Disclosure Statement and the related Solicitation Materials; and (ii) obtaining entry of the Confirmation Order, approval of the applicable Definitive Documents, and consummation of the Restructuring Transactions pursuant to the Prepackaged Plan, in each case, in accordance with the applicable Milestones unless waived or modified in accordance with the terms hereof;

(d) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner acceptable to the Required Consenting Creditors;

(e) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 7.02(b);

(f) (i) stipulate to the allowance and amounts of Prepetition Term Loan Claims and Prepetition Convertible Notes Claims in accordance with the Prepackaged Plan and to the validity of the liens securing any such Claims and (ii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party challenging the validity, enforceability, perfection or priority of, or seeking avoidance, disallowance or subordination of, any portion of the Prepetition Term Loan Claims or the Prepetition Convertible Notes Claims or the liens securing such Claims (as applicable);

(g) use best efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, and/or third-party approvals (including any necessary third-party consents) necessary to implement and/or consummate the Restructuring Transactions;

(h) negotiate in good faith and use best efforts to execute and implement the Definitive Documents (which shall be consistent with the requirements contained herein and in the Prepackaged Plan) and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

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(i) use best efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably necessary and coordinate their activities with the Consenting Creditors (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions, and take any and all appropriate actions in furtherance of this Agreement;

(j) provide the Consenting Creditors with any documentation or information they may reasonably request to facilitate the Restructuring Transactions, including regarding the Company Parties’ business operations and the status of the Restructuring Transactions, subject to any confidentiality restrictions the Company Parties may be subject to;

(k) provide the advisors to the Consenting Creditors with reasonably timely responses to all reasonable diligence requests provided by any such advisors;

(l) prosecute and defend any objections, oppositions, or appeals relating to the Restructuring Transactions, including the First Day Pleadings, the Solicitation Procedures Motion, the DIP Facility Documents, the Disclosure Statement, and/or the Confirmation Order;

(m) oppose the formation of an official committee of unsecured creditors in the Chapter 11 Cases;

(n) oppose the formation of an official committee of equity security holders in the Chapter 11 Cases;

(o) promptly pay the Restructuring Expenses and the reasonable and documented fees and expenses of the Agents/Trustees as and when due; provided that, for the avoidance of doubt, to the extent that this Agreement is terminated in accordance with Section 13, the Company Parties’ reimbursement obligations under this Section 7.01(o) shall survive with respect to any and all such fees and expenses earned or incurred on or before the Termination Date, and such termination shall not automatically terminate any applicable fee or engagement letters, if any, between the Company Parties and the applicable party or professional;

(p) timely file a formal objection (in form and substance acceptable to the Required Consenting Creditors) to any motion filed with the Bankruptcy Court by any Entity seeking the entry of an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (ii) dismissing the Chapter 11 Cases; (iii) modifying or terminating the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization; (iv) seeking the appointment of an official committee of unsecured creditors; (v) seeking the appointment of an official committee of equity security holders; (vi) seeking the appointment of a chapter 11 trustee; or (vii) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of any Restructuring Transaction;

(q) comply with all Milestones;

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(r) from the date hereof until the Effective Date, (i) operate their business in the ordinary course in a manner that is consistent with this Agreement and any Approved Budget, and use reasonable efforts to preserve intact the Company Parties’ business organization and relationships with third parties and employees (which shall not prohibit the Company Parties from taking actions outside of the ordinary course of business with the consent of the Required Consenting Creditors), taking into account the Restructuring Transactions; (ii) operate the business in accordance with this Agreement and the Approved Budget, in a manner consistent with applicable Law and actions taken by similarly situated companies in the industry in which the Company Parties operate, and maintain good standing (or equivalent status under the Laws of its incorporation or organization) under the Laws of the jurisdiction in which the Company Parties are incorporated or organized, taking into account the Restructuring Transactions; (iii) consult in good faith with counsel for the Required Consenting Creditors prior to the Company Parties’ entry into, termination of, or modification of any Material Contracts, leases, or other arrangements; and (iv) subject to Section 8.01, refrain from entry into any transaction involving the direct or indirect sale, purchase, transfer, or other disposition of a material portion of the Company Parties’ assets without the prior written consent of the Required Consenting Creditors;

(s) from the date hereof until the Effective Date, if any Company Party receives an Alternative Restructuring Proposal, such Company Party shall (a) within one (1) calendar day after the receipt of such Alternative Restructuring Proposal, notify the Consenting Creditor Advisors of the Receipt thereof, with such notice to include the material terms thereof (including the identity of the Person(s) involved), and thereafter promptly provide the Consenting Creditor Advisors with any amendments, supplements, or modifications to such Alternative Restructuring Proposal that are received by any Company Party and (b) consult with the Consenting Creditor Advisors with respect to such Alternative Restructuring Proposal (or any amendments, supplements or modifications thereto) upon the reasonable request of the Consenting Creditor Advisors;

(t) except with the prior written consent of the Required Consenting Creditors, from the date hereof until the Effective Date, (A) increase in any manner the base compensation, cash incentive or bonus opportunity, severance, reward, award, or termination pay of any employee or any “insider” of the Company Parties or their Affiliates, (B) grant any new awards, or amend or modify the terms of any outstanding awards for any employee or any “insider” of the Company Parties or their Affiliates, it being agreed that, solely to the extent of amounts and on terms that have been previously approved and authorized by the Required Consenting Lenders, the payments contemplated by the View, Inc. Employee Cash Incentive Plan shall be permitted, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of material compensation or benefits for any employee or any “insider” of the Company Parties or their Affiliates, (D) forgive any loans or issue any loans to any employee or any “insider” of the Company Parties or their Affiliates, (E) hire any employee or engage any individual independent contractor with annual base compensation in excess of $100,000, (F) terminate the employment of any employee (other than terminations for cause or terminations of employees with annual base compensation of less than $100,000 for any reason), or (G) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements);

(u) notify counsel to the Consenting Creditors within two (2) Business Days after obtaining knowledge of the happening or existence of any event that could prevent, hinder, delay, or make any part of the Restructuring Transactions (including the Prepackaged Plan) incapable of being consummated on or prior to the Outside Date;

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(v) notify counsel to the Consenting Creditors within two (2) Business Days after obtaining knowledge of any (i) occurrence, or failure to occur, of any event which occurrence or failure would cause any covenant of the Company Parties not to be satisfied in any respect; (ii) receipt of any written notice by the Company Parties from any governmental body in connection with this Agreement or the Restructuring Transactions; (iii) receipt of any written notice by the Company Parties of any proceeding commenced or threatened against any Company Party relating to, involving, or otherwise affecting the Restructuring Transactions; or (iv) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; and

(w) (i) take all actions reasonably necessary or desirable to delist Existing Equity Interests from the Nasdaq Stock Market (“Nasdaq”) and to deregister under the Exchange Act as promptly as practicable in compliance with Securities and Exchange Commission (“SEC”) rules, (ii) file a Form 25 with the SEC to delist the Existing Equity Interests from Nasdaq and to deregister the Existing Equity Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments (the “Post-Effective Amendments”) to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 15(d) of the Exchange Act, and (v) take all actions reasonably necessary or desirable to ensure (A) that the New Common Interests (including the Tranche C Commitment Equity) shall not be listed on a public securities exchange and that the New Common Interests shall not be required to be listed on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents, and (B) that the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) enter into any other Restructuring Support Agreement related to a partial or total restructuring of the Company Parties’ obligations unless such support agreement is not inconsistent with this Agreement and is in form and substance acceptable to the Required Consenting Creditors;

(c) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement, the Definitive Documents, or the Prepackaged Plan;

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(d) (i) execute, deliver and/or file with the Bankruptcy Court any agreement, instrument, motion, pleading, order, form, or other document that is to be utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Prepackaged Plan, and/or the Restructuring Transactions, as applicable, that, in whole or in part, is inconsistent with this Agreement or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3, or if applicable, file any motion, application or other pleading with the Bankruptcy Court seeking authorization to accomplish or effect any of the foregoing; or (ii) waive, amend, or modify any of the Definitive Documents, or, if applicable, file with the Bankruptcy Court a motion, application or other pleading seeking to waive, amend, or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification, or filing contains any provision that is inconsistent with this Agreement or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3;

(e) amend or change, or propose to amend or change, any of the Company Parties’ respective organizational documents, except to the extent required to comply with the terms of this Agreement;

(f) authorize, create, issue, sell or grant any additional Interests, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any equity interests;

(g) file any motion, application, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Prepackaged Plan or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3 hereof;

(h) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Creditors, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditors or (ii) support any person in connection with any of the acts described in clause (i) of this Section 7.02(h);

(i) consummate the Restructuring Transactions unless each of the conditions to the consummation of such Restructuring Transactions set forth in this Agreement has been satisfied (or waived by the applicable persons in accordance with Section 14);

(j) amend, alter, supplement, restate, or otherwise modify or seek to modify, in whole or in part, any Definitive Documents in a manner inconsistent with this Agreement and the Prepackaged Plan;

(k) solicit, participate in, negotiate, propose, support, or vote for any Alternative Restructuring Proposal;

(l) concede, settle, pay, discharge or satisfy any Proceedings;

(m) (i) enter into, terminate, modify, amend, supplement, or transfer any material operational contracts, leases, or other arrangements that would constitute a Material Contract without the prior written consent of the Required Consenting Creditors;

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(n) incur or commit to incur any capital expenditures, other than capital expenditures that are included in any applicable budget approved pursuant to the Interim DIP Order or Final DIP Order;

(o) pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless the Bankruptcy Court authorizes the Company Parties to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Pleadings; or

(p) agree, commit, encourage or facilitate any person or Entity to do any of the foregoing.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party or any duly constituted committee of any of the foregoing, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such person or persons determines, in good faith, upon the written advice of outside legal counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that the Company Parties shall promptly provide written notice to the Consenting Creditors’ counsel (and, in any case, within one (1) calendar day) of any such determination in accordance with this Section 8.01 to take or refrain from taking any action. This Section 8.01 shall not impede the Consenting Creditors’ right to terminate this Agreement pursuant to Sections 13.01 and 13.02 of this Agreement, as applicable.

8.02. Notwithstanding anything to the contrary in this Agreement, until the Effective Date, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) respond to an unsolicited Alternative Restructuring Proposal; provided that the Company Parties must use their best efforts to (i) provide copies of any such Alternative Restructuring Proposal received to the Consenting Creditor Advisors no later than one (1) calendar day following receipt thereof; (ii) provide the Consenting Creditor Advisors with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (iii) respond promptly to information requests and questions from the Consenting Creditor Advisors relating to such Alternative Restructuring Proposal; (b) enter into Confidentiality Agreements or nondisclosure agreements with any Entity for the purpose of facilitating such Entity’s participation in the Restructuring Transactions; and (c) continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor or an Affiliate thereof; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or Joinder, or (ii) the transferee is a Consenting Creditor or an Affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer. Upon the occurrence of any transfer under (i) or (ii) hereof, counsel to the Company Parties shall promptly inform the Consenting Creditor Advisors of the transfer.

9.02. Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a Consenting Creditor and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Creditors (as applicable) within five (5) Business Days of such acquisition.

9.04. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the

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transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

9.05. No Consenting Creditor shall transfer any ownership (including any beneficial ownership as defined in the Rule 13-d-3 under the Exchange Act) in any Company Claims/Interests to any unaffiliated party without the prior written consent of the Required Consenting Creditors.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Creditors.

10.01. Each Consenting Creditor severally, and not jointly and severally, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and as of the Effective Date:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Creditor’s signature page to this Agreement or Joinder to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests, including sufficient creditworthiness to provide its allocated commitment of the Exit Facility;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Representations and Warranties of Company Parties.

11.01. Each Company Party represents and warrants to each other Party that as of the date such Company Party executes and delivers this Agreement and on the Effective Date:

(a) entry into this Agreement and the performance of its obligations hereunder is consistent with the exercise of such Company Party’s fiduciary duties; and

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(b) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party, and no analogous procedure has been commenced in any jurisdiction.

Section 12. Mutual Representations, Warranties, and Covenants.

12.01. Each of the Parties, severally, and not jointly and severally, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and on the Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Prepackaged Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its certificate of incorporation, formation or partnership, bylaws, operating agreement, agreement of limited partnership, articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) it is not a party to, or in discussions regarding, any contract, agreement, commitment, understanding, or other binding agreement or obligation (written or oral) with any other person with respect to an Alternative Restructuring Proposal.

Section 13. Termination Events.

13.01. Consenting Prepetition Term Loan Lender Termination Events. This Agreement may be terminated by the Required Consenting Creditors with respect to the Consenting Prepetition Term Loan Lenders by the delivery to the Company Parties of a written notice in accordance with Section 15.10 upon the occurrence of the following events:

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(a) the material breach by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement and made to, owed to, or for the benefit of the Consenting Prepetition Term Loan Lenders, that remains uncured for three (3) Business Days after the Required Consenting Creditors transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after the Prepetition Term Loan Lenders transmit a written notice in accordance with Section 15.10 detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Interim DIP Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that is not acceptable to the Required Consenting Creditors;

(d) the requisite DIP Lenders deliver a Termination Notice in accordance with the DIP Orders, which declares an acceleration of outstanding borrowings under the DIP Facility following the occurrence of an Event of Default or terminates the commitments under the DIP Facility;

(e) the Company Parties’ right to use Cash Collateral has been terminated pursuant to the DIP Orders;

(f) the entry of an order by the Bankruptcy Court or the filing of a motion, application, or other pleading by any Company Party seeking entry into or approval of any debtor in possession financing facility other than the DIP Facility that is not acceptable to the Required Consenting Creditors;

(g) any of the Company Parties enter into a Material Contract, lease, or other arrangement without obtaining the prior written consent of the Required Consenting Creditors, and such entry is not withdrawn and/or such Material Contract, lease, or other arrangement remains in effect for two (2) Business Days after the Company Parties receive written notice from the Required Consenting Creditors delivered in accordance with Section 15.10;

(h) the Company Parties file with the Bankruptcy Court any motion, application, or other pleading seeking authority to sell any material assets without the prior written consent of the Required Consenting Creditors and such motion is not withdrawn within two (2) Business Days after the Company Parties receive written notice from the Required Consenting Creditors delivered in accordance with Section 15.10;

(i) the failure to meet a Milestone that has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the Required Consenting Creditors in violation of their obligations under this Agreement;

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(j) (i) any Definitive Document is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including Section 3, and the Prepackaged Plan or (ii) any Definitive Document is waived, amended, modified, or supplemented in a manner that is inconsistent in a material manner with the terms and conditions set forth in this Agreement, including Section 3, and the Prepackaged Plan, in each case, which has not been reversed or cured within one (1) calendar day after the Company Parties receive written notice from the Required Consenting Creditors delivered in accordance with Section 15.10;

(k) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or ten (10) Business Days after there is a change in law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the satisfaction of the Required Consenting Creditors;

(l) the Company Parties (A) withdraw the Prepackaged Plan, (B) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (C) file, propound or otherwise support any plan of reorganization other than the Prepackaged Plan, (D) move to voluntarily dismiss the Chapter 11 Cases; (E) move for court authority to sell any material asset or assets without the written consent of the Required Consenting Creditors or (F) announce publicly their intention to do either of (A), (B) or (C);

(m) the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company Parties with a value in excess of $1,000,000 in the aggregate without the prior written consent of the Required Consenting Creditors;

(n) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party, or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order terminating exclusivity under Bankruptcy Code section 1121;

(o) any Company Party files, joins, or supports through a pleading filed with the Bankruptcy Court any motion, application, adversary proceeding or Cause of Action seeking to impose liability upon or enjoin the Consenting Prepetition Term Loan Lenders, in their capacity as such, without the prior written consent of the Required Consenting Creditors, and in each case to the extent inconsistent with this Agreement;

(p) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Creditors within five (5) Business Days;

(q) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(r) the Restructuring Expenses are not paid by the Company Parties as and when due; or

(s) the termination of this Agreement by the Consenting Prepetition Convertible Noteholders pursuant to Section 13.02.

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13.02. Consenting Prepetition Convertible Noteholder Termination Events. This Agreement may be terminated with respect to the Consenting Prepetition Convertible Noteholders, by the Required Consenting Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 upon the occurrence of the following events:

(a) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or ten (10) Business Days after there is a change in law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the satisfaction of the Required Consenting Creditors;

(b) the Company Parties (A) withdraw the Prepackaged Plan, (B) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (C) file, propound or otherwise support any plan of reorganization other than the Prepackaged Plan, or (D) announce their intention to do either of (A), (B) or (C);

(c) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement; or

(d) the termination of this Agreement by the Consenting Prepetition Term Loan Lenders pursuant to Section 13.01.

13.03. Consenting Non-Debtor Guarantors Termination Events. This Agreement may be terminated with respect to the Consenting Non-Debtor Guarantors, by the Consenting Non-Debtor Guarantors, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 upon the occurrence of the following events:

(a) the Prepackaged Plan or any Definitive Document is amended, modified, or supplemented in a manner that materially and adversely affects the releases provided to the Consenting Non-Debtor Guarantors; provided that this Section 13.03(a) shall only apply to the Consenting Non-Debtor Guarantors whose releases are materially and adversely affected by such amendment, modification, or supplement, and if the Consenting Non-Debtor Guarantors terminate this Agreement in accordance with this Section 13.03(a), such Agreement shall otherwise remain in full force and effect with respect to all other Parties.

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13.04. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 upon the occurrence of any of the following events:

(a) following delivery of notice by the Company Parties pursuant to Section 8.01, the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, upon the written advice of outside legal counsel in accordance with Section 8, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided, however, that in the event that the Company Parties desire to terminate this Agreement pursuant to this Section 13.04(a), the Company parties shall provide written notice to the Consenting Creditor Advisors three (3) Business Days prior to delivering a notice of termination advising such counsel that the Company Parties intend to terminate this Agreement pursuant to this Section 13.04(a); and provided further that the Consenting Creditors reserve all rights they may have to challenge the exercise by the Company Parties of their ability to terminate this Agreement pursuant to this Section 13.04(a).

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(c) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Creditors within five (5) Business Days.

13.05. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Lenders and (b) Parent.

13.06. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Effective Date.

13.07. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the. Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve any Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (b) obligations under this Agreement which by their terms expressly survive a termination of

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this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 13.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.06. Nothing in this Section 13.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.04(a).

13.08. Automatic Stay. The Company Parties acknowledge that the giving of notice of default or termination by any other Party pursuant to Section 13 of this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Parties hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Section 14. Amendments and Waivers.

(a) This Agreement (including as to the required content of and consent rights with respect to any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) Subject to the consent rights set forth in Section 3, this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) Parent and (b) the Required Consenting Creditors; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver or supplement; provided further that, for the avoidance of doubt, (A) if the proposed modification, amendment, waiver, or supplement materially and adversely affects any of the Prepetition Term Loan Claims or the Prepetition Convertible Notes Claims held by a Consenting Creditor in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, or supplement has on the Prepetition Term Loan Claims or Prepetition Convertible Notes Claims held

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by other Consenting Creditors, other than in proportion to the amount of such Prepetition Term Loan Claims or Prepetition Convertible Notes Claims, as applicable, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver or supplement; and (B) any modification or amendment to the definitions of “Required Consenting Creditors”, and any other defined term whose definition affects the population covered thereby shall require the consent of all Consenting Prepetition Term Loan Lenders or Consenting Prepetition Noteholders, as applicable.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 15.03 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including approval rights set forth in Section 3).

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

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15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

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15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

 View, Inc.

 6280 America Center Drive, Suite 200

 San Jose, CA 95002

 Attention: Bill Krause, Chief Legal Officer and Secretary

 Email: bill.krause@view.com

 with copies to:

 Cole Schotz, P.C.

 Court Plaza North

 25 Main Street

 Hackensack, NJ 07601

 Attention: Michael Sirota, David Bass, and Daniel Harris

 Email: msirota@coleschotz.com, dbass@coleschotz.com, dharris@coleschotz.com

(b) if to a Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder, to the address or e-mail addresses set forth on such Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder signature page to this Agreement (or in the signature page to a Joinder or Transfer Agreement in the case of any Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder that becomes a Party hereto after the Agreement Effective Date), and, with respect to the Required Consenting Creditors, with copies to:

 Sidley Austin LLP

 787 Seventh Avenue

 New York, NY 10019

 Attention: Stephen Hessler, Jason Hufendick, and Margaret Alden

 Email: shessler@sidley.com, jhufendick@sidley.com; malden@sidley.com

 -and-

 Gibson Dunn & Crutcher LLP

 1050 Connecticut Avenue, N.W.

 Washington, D.C. 20036-5306

 Attention: Matthew J. Williams and AnnElyse Scarlett Gains

 Email: MJWilliams@gibsondunn.com; agains@gibsondunn.com

(c) if to any of the Consenting Non-Debtor Guarantors, in the care of:

 View, Inc.

 195 S. Milpitas Boulevard

 Milpitas, CA 95035

 Attention: Bill Krause, Chief Legal Officer and Secretary

 Email: bill.krause@view.com

Any notice given by delivery, mail, or courier shall be effective when received.

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15.11. Independent Due Diligence and Decision Making. Each Consenting Creditors hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required; provided that nothing herein shall prejudice any Party’s rights to argue that the exercise of termination rights was not proper under the terms of this Agreement.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15. Several, Not Joint and Several, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint and several.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18. Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

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15.19. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 9, Section 13.07, and Section 15, and any defined terms needed for the interpretation of any such Sections and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

15.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 14, or otherwise, including a written approval by the Company Parties, or the Required Consenting Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.21. Restructuring Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Restructuring Expenses as follows: (i) all accrued and unpaid reasonable and documented Restructuring Expenses incurred up to (and including) and after the Agreement Effective Date, (ii) after the Petition Date, on a regular and continuing basis, subject to the terms of the DIP Orders, (iii) upon any termination of this Agreement with respect to any Consenting Creditor, all accrued and unpaid Restructuring Expenses which have been incurred up to (and including) the applicable Termination Date, in cash promptly (but in any event within five (5) Business Days) and (iv) on the Effective Date, without any requirement for the Bankruptcy Court to provide further review or additional court Orders.

(b) The terms set forth in Section 15.21 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Creditors have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transactions, and that this Agreement provides substantial value to, is beneficial to, and necessary to preserve the Company Parties, and that the Consenting Creditors have made a substantial contribution to the Company Parties and the Restructuring Transactions. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company Parties shall reimburse or pay (as the case may be) all reasonable and documented Restructuring Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that the Restructuring Expenses are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such Restructuring Expenses as, Administrative Expense Claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

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15.22. Relationship Among Parties.

(a) Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, and neither joint nor joint and several. None of the Consenting Creditors shall have by virtue of this Agreement any fiduciary duty or any other duty of trust or confidence in any form to each other, any Consenting Creditor, any Company Party or affiliate thereof, or any of the Company Parties’ or their respective affiliates’ creditors or other stakeholders. None of the Consenting Creditors shall have by virtue of this Agreement any duties or responsibilities to each other, any Consenting Creditor, any Company Party or affiliate thereof, or any of the Company Parties’ or their respective affiliates’ creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Creditor may trade in any debt or equity Securities of any Company Parties without the consent of the Company Parties or any other Consenting Creditor, subject to applicable securities Laws, the terms of this Agreement, and the terms of the Definitive Documents. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Creditors, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Securities of any of the Company Parties and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Creditor is entering into this Agreement directly with the Company Parties and not with any other Consenting Creditor, (2) no other Consenting Creditor shall have any right to bring any action against any other Consenting Creditor with respect this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Creditor by the Company Parties and vice versa, and the use of a single document is for the convenience of the Parties. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment with the understanding that no Company Party has made any representations or warranties as to the success of the Restructuring Transactions or, ultimately, the Confirmation of the Prepackaged Plan.

(b) The Company Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that principally manage and/or supervise the Consenting Creditor’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting Creditor and so long as confidentiality is maintained consistent with any applicable Confidentiality Agreement.

37

15.23. No Recourse. This Agreement may only be enforced against the named Parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the persons that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party hereto (including any person negotiating or executing this Agreement on behalf of a Party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto) (any such Entity, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

15.24. Publicity and Confidentiality. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any person (including, for the avoidance of doubt, any other any Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder), other than advisors to the Company Parties and to the Consenting Creditors (who are under obligations of confidentiality to the Company Parties and to the other Consenting Creditors, as applicable, with respect to such disclosure, and whose compliance with such obligations the Company Parties and the Consenting Creditor, as applicable, shall be responsible for), the principal amount or percentage of any Claims held by such Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder (including, for the avoidance of doubt, any Claims acquired pursuant to any Transfer) without such Consenting Prepetition Term Loan Lender’s or Consenting Prepetition Convertible Noteholder’s prior written consent (it being understood and agreed that each any Consenting Prepetition Term Loan Lender’s or Consenting Prepetition Convertible Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder and the amount and/or percentage of Claims held by such Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder); provided, however, that (i) if such disclosure is required by Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder (who shall have the right to seek a protective order prior to disclosure) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by the Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder of the same class, collectively. The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement submitted to any person other than advisors to the Company Parties and to the Consenting Prepetition Term Loan Lender or Consenting Prepetition Convertible Noteholder. Notwithstanding the foregoing, the Company

38

Parties will coordinate with Sidley Austin LLP and Gibson Dunn & Crutcher LLP and submit to Sidley Austin LLP and Gibson Dunn & Crutcher LLP, all press releases, public filings, public announcements, or other communications with any news media, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof (each, an “Announcement”) and will submit any such Announcement at least two (2) Business Days before the public disclosure of such Announcement unless not feasible pursuant to applicable Law and with respect to which such parties shall have consent rights.

[Signature Pages Follow]

39

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties

40

Consenting Creditors’ Signature Page to

the Restructuring Support Agreement

[CONSENTING CREDITOR]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Term Loan Claims

Prepetition Convertible Notes

Existing Equity Interests

EXHIBIT A

Company Parties

1.	View, Inc.

2.	View Operating Corporation

3.	Iotium, Inc.

EXHIBIT B

Prepackaged Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: VIEW, INC., et al., Debtors.[1]	Chapter 11 Case No. 24-_____(_) (Joint Administration Requested)

JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF VIEW, INC., AND ITS DEBTOR AFFILIATES

Patrick J. Reilley (DE Bar No. 4451)
Stacy L. Newman (DE Bar No. 5044)
Michael E. Fitzpatrick (DE Bar No. 6797)
COLE SCHOTZ P.C.
500 Delaware Avenue, Suite 1410
Wilmington, Delaware 19801
Telephone:	(302) 625-3131
Facsimile:	(302) 325-3117
Email:	preilly@coleschotz.com
snewman@coleschotz.com
mfitzpatrick@coleschotz.com

Michael D. Sirota (pro hac vice admission pending)
David M. Bass (pro hac vice admission pending)
Daniel J. Harris (pro hac vice admission pending)
Matteo Percontino (pro hac vice admission pending)
COLE SCHOTZ P.C.
Court Plaza North
25 Main Street
Hackensack, New Jersey 07601
Telephone:	(201) 489-3000
Facsimile:	(201) 489-1536
Email:	msirota@coleschotz.com
dbass@coleschotz.com
dharris@coleschotz.com
mpercontino@coleschotz.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated: April 2, 2024

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: View, Inc. (5065), View Operating Corporation (4899), and Iotium, Inc. (4600). The Debtors’ corporate headquarters is 6280 America Center Drive, Suite 200, San Jose, California 95002.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	14
C.	Computation of Time.	15
D.	Governing Law.	15
E.	Reference to Monetary Figures.	15
F.	Reference to the Debtors or the Reorganized Debtors.	16
G.	Nonconsolidated Prepackaged Plan.	16
H.	Controlling Document.	16
I.	Consultation, Information, Notice, and Consent Rights.	16

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		16
A.	Administrative Claims.	17
B.	DIP Claims.	17
C.	Professional Fee Claims.	17
D.	Priority Tax Claims.	18
E.	Payment of Restructuring Expenses.	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		19
A.	Classification of Claims and Interests.	19
B.	Treatment of Claims and Interests.	20
C.	Special Provision Governing Unimpaired Claims.	24
D.	Elimination of Vacant Classes.	24
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	24
F.	Intercompany Interests.	24
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	24
H.	Controversy Concerning Impairment.	25
I.	Subordinated Claims.	25

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		25
A.	General Settlement of Claims and Interests.	25
B.	Restructuring Transactions.	25
C.	Continued Corporate Existence.	27
D.	Vesting of Assets in the Reorganized Debtors.	27
E.	Cancellation of Existing Securities and Agreements.	28
F.	Cancellation of Certain Existing Security Interests.	28
G.	Sources of Consideration for Plan Distributions.	29
H.	New Common Interests.	29
I.	The New LLC Agreement.	30
J.	The New Exit Facility Credit Agreement.	30
K.	Corporate Action.	31

i

L.	New Corporate Governance Documents.	32
M.	Preservation of Causes of Action.	33
N.	Certain Securities Law Matters.	34
O.	Preservation of Net Operating Losses.	34
P.	1146(a) Exemption from Certain Taxes and Fees.	35
Q.	Director and Officer Liability Insurance.	35
R.	Indemnification Obligations.	35

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		36
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	36
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	37
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	37
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.	39
E.	Insurance Policies.	39
F.	Reservation of Rights.	39
G.	Nonoccurrence of Effective Date.	39
H.	Contracts and Leases Entered Into After the Petition Date.	40

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		40
A.	Distributions on Account of Claims Allowed as of the Effective Date.	40
B.	Disbursing Agent.	40
C.	Rights and Powers of Disbursing Agent.	40
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	41
E.	Manner of Payment.	43
F.	Compliance with Tax Requirements.	43
G.	Allocations.	44
H.	No Postpetition Interest on Claims.	44
I.	Foreign Currency Exchange Rate.	44
J.	Setoffs and Recoupment.	44
K.	Claims Paid or Payable by Third Parties.	45

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		46
A.	Disputed Claims Process.	46
B.	Allowance of Claims.	46
C.	Claims Administration Responsibilities.	47
D.	Estimation of Claims and Interests.	47
E.	Adjustment to Claims or Interests without Objection.	47
F.	Disallowance of Claims or Interests.	48
G.	No Distributions Pending Allowance.	48
H.	Distributions After Allowance.	48

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ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		48
A.	Discharge of Claims and Termination of Interests.	48
B.	Release of Liens.	49
C.	Releases by the Debtors.	50
D.	Releases by the Releasing Parties.	51
E.	Exculpation.	52
F.	Injunction.	54
G.	Protections Against Discriminatory Treatment.	55
H.	Document Retention.	55
I.	Reimbursement or Contribution.	55

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		55
A.	Conditions Precedent to the Effective Date.	55
B.	Waiver of Conditions.	57
C.	Effect of Failure of Conditions.	57
D.	Substantial Consummation.	58

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		58
A.	Modification and Amendments.	58
B.	Effect of Confirmation on Modifications.	58
C.	Revocation or Withdrawal of Prepackaged Plan.	58

ARTICLE XI. RETENTION OF JURISDICTION		59

ARTICLE XII. MISCELLANEOUS PROVISIONS		61
A.	Immediate Binding Effect.	61
B.	Additional Documents.	62
C.	Payment of Statutory Fees.	62
D.	Statutory Committee and Cessation of Fee and Expense Payment.	62
E.	Reservation of Rights.	62
F.	Successors and Assigns.	62
G.	Notices.	63
H.	Term of Injunctions or Stays.	63
I.	Entire Agreement.	64
J.	Plan Supplement.	64
K.	Severability of Prepackaged Plan Provisions.	64
L.	Votes Solicited in Good Faith.	64
M.	Closing of Chapter 11 Cases.	65
N.	Waiver or Estoppel.	65
O.	Creditor Default.	65

iii

INTRODUCTION

View, Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Prepackaged Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Prepackaged Plan constitutes a separate Prepackaged Plan for each Debtor. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of this Prepackaged Plan, the releases and injunctions contained in the Prepackaged Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Prepackaged Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PREPACKAGED PLAN ARE ENCOURAGED TO READ THE PREPACKAGED PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Prepackaged Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” refers to any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Professional Fee Claims, and (iii) Restructuring Expenses.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

3. “Agents/Trustees” means, collectively, the DIP Agent, the New Exit Facility Agent, the Prepetition Term Loan Agent and the Prepetition Convertible Notes Trustee.

4. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim allowed pursuant to the Prepackaged Plan or a Final Order; (b) a Claim that is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim a Proof of Claim is not required under the Prepackaged Plan, the Bankruptcy Code, or a Final Order); provided that with respect to a Claim described in clauses (b) and (c) above, such Claim shall be

Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided, further, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Prepackaged Plan. To the extent applicable, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Prepackaged Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.

5. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

6. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

8. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

9. “Cantor” means CF Principal Investments, LLC or CFV Investments, LLC, and/or any Affiliates thereof.

10. “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

11. “Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

12. “Cause of Action” or “Causes of Action” shall refer to any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the

Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes: (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims or Interests; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claim.

13. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

14. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

15. “Claims and Balloting Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

16. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

17. “Class” means a class of Claims or Interests as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code.

18. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

19. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

21. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Prepackaged Plan and the adequacy of the Disclosure Statement, as such hearing may be continued from time to time.

22. “Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

23. “Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

24. “Consenting Non-Debtor Guarantors” has the meaning set forth in the Restructuring Support Agreement.

25. “Consenting Creditors Advisors” means (a) Gibson, Dunn & Crutcher LLP; (b) Sidley Austin LLP; and (c) Young Conaway Stargatt & Taylor, LLP, as Delaware local counsel, and any other professional advisor engaged by the forgoing, in their capacity as advisors to the Consenting Creditors.

26. “Consummation” means the occurrence of the Effective Date.

27. “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

28. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

29. “Debtors” means, collectively, View, Inc.; View Operating Corporation; and Iotium, Inc.

30. “Debtor Release” means the release set forth in Article VIII.C of the Prepackaged Plan.

31. “Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement, as modified, amended, or supplemented from time to time, in accordance with the Restructuring Support Agreement and Article I.I herein.

32. “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

33. “DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility and the DIP Loans, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet and/or the DIP Credit Agreement, as applicable, and the DIP Orders.

34. “DIP Credit Agreement” means, if applicable, the debtor in possession credit agreement to govern the DIP Facility among, Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time.

35. “DIP Facility” means the senior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $17.5 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

36. “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

37. “DIP Facility Term Sheet” means the DIP Loan Term Sheet attached as Exhibit D to the Restructuring Support Agreement and the DIP Orders; provided, that following entry of each DIP Order by the Bankruptcy Court, the version attached to the applicable DIP Order shall control.

38. “DIP Lender” has the meaning set forth in the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable).

39. “DIP Loans” means the loans provided under the DIP Facility.

40. “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

41. “Disbursing Agent” means, as applicable, the Debtors, the Reorganized Debtors, or such other Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, in each case, with the consent of the Required Consenting Creditors, to make or facilitate distributions pursuant to the Prepackaged Plan; provided that all non-Cash distributions on account of DIP Claims, Prepetition Term Loan Claims, or Prepetition Convertible Notes Claims shall be made pursuant to: (a) the distribution of the New Common Interests, including the Tranche C Commitment Equity, as set forth in Article IV.H of the Prepackaged Plan and (b) entry into the New Exit Facility Credit Agreement in accordance with the New Exit Facility Documents and Article IV.J of the Prepackaged Plan.

42. “Disinterested Director” means Patrick J. Bartels, Jr., in his capacity as disinterested director of the Parent.

43. “Disclosure Statement” means the related disclosure statement in respect of the Prepackaged Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, a copy of which is attached to the Restructuring Support Agreement as Exhibit E.

44. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Prepackaged Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

45. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Prepackaged Plan.

46. “Distribution Record Date” means the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date, subject to the consent of the Required Consenting Creditors.

47. “DTC” means The Depository Trust Company.

48. “Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Prepackaged Plan have been satisfied or waived in accordance with Article IX.B of the Prepackaged Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter, subject to the consent of the Required Consenting Creditors.

49. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

50. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

51. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

52. Exculpated Parties” means collectively, and in each case in its capacity as such, to the fullest extent permissible pursuant to applicable law, including section 1125(e) of the Bankruptcy Code: (a) the Debtors; (b) the Reorganized Debtors, (c) any statutory committee appointed in the Chapter 11 Cases and the members thereof (solely in their capacities as such), (d) the Consenting Creditors, (e) the Agents/Trustees, and (f) with respect to each of the foregoing Persons in clauses (a) through (e), such Persons’ Related Parties, in each case in their capacity as such; provided that notwithstanding the foregoing, neither Vidul Prakash nor Saurabh Agarwal shall be an Exculpated Party.

53. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

54. “Existing Equity Interests” means any Interests in Parent, including (a) shares of the class of common stock of Parent, which is traded and quoted on Nasdaq under the symbol “VIEW,” that existed immediately prior to the Effective Date; (b) warrants for the purchase of common stock of Parent, including those traded and quoted on Nasdaq under the symbol “VIEWW,” that existed immediately prior to the Effective Date; (c) any restricted stock units of Parent, whether vested or unvested and those that vest upon a “change of control” transaction; (d) the exercise of any stock options in Parent in accordance with their terms prior to the Effective Date; (e) and any Subordinated Interests.

55. “Exit Lenders” has the meaning set forth in the New Exit Facility Term Sheet.

56. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

58. “Final DIP Order” means any order approving the DIP Facility and related relief on a final basis.

59. “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

60. “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court, (b) an Administrative Claim, (c) a DIP Claim, (d) a Secured Claim, (e) an Other Secured Claim, (f) a Priority Tax Claim, (g) an Other Priority Claim, (h) a Prepetition MDA Loan Claim, (i) a Prepetition Term Loan Claim, (j) a Prepetition Convertible Notes Claim, (k) an Intercompany Claim, or (l) a Subordinated Interest.

61. “Governance Term Sheet” means the term sheet attached to the Governance Term Sheet attached as Exhibit F to the Restructuring Support Agreement.

62. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

63. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

64. “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

65. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66. “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

67. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

68. “Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Existing Equity Interests.

69. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

70. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

71. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

72. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

73. “Nasdaq” means Nasdaq Stock Market, together with any successors thereto.

74. “New Board” means the board of directors or members of the applicable Governing Bodies of the Reorganized Debtors, in accordance with the Governance Term Sheet.

75. “New Common Interests” depending on the transaction structure, new common interests in New TopCo to be issued on the Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

76. “New Corporate Governance Documents” refers to the documents providing for the corporate governance of the Reorganized Debtors, including the Governance Term Sheet, the New LLC Agreement, and other charters, bylaws, operating agreements, or other organizational documents or stockholders’ agreements, as applicable, which shall be consistent with the Restructuring Support Agreement (including the Governance Term Sheet), the Prepackaged Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable).

77. “New Exit Facility” means that certain new exit facility to be entered into by certain of the Company Parties and the lenders party thereto on the Effective Date pursuant to the New Exit Facility Term Sheet.

78. “New Exit Facility Agent” means the agent under the New Exit Facility.

79. “New Exit Facility Credit Agreement” means the credit agreement governing the New Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be in accordance with the New Exit Facility Term Sheet (including the New Exit Facility Commitment).

80. “New Exit Facility Documents” means, collectively, the New Exit Facility Term Sheet, the New Exit Facility Credit Agreement, and all other agreements, documents, and instruments evidencing or securing the New Exit Facility, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent in all material respects with the Restructuring Support Agreement.

81. “New Exit Facility Non-Debtor Guarantees” means those certain secured guarantees on the New Exit Facility, to be provided by the Consenting Non-Debtor Guarantors as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Exit Facility from and after the Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be in form and substance reasonably acceptable to the Consenting Non-Debtor Guarantors (which consent shall not be unreasonably withheld).

82. “New Exit Facility Term Sheet” means the term sheet attached as Exhibit E to the Restructuring Support Agreement.

83. “New LLC Agreement” means the limited liability company agreement governing the New Common Interests for the Reorganized Debtors.

84. “New TopCo” means, depending on the transaction structure, Reorganized Parent or a newly formed holding company holding 100 percent of the equity interest in Reorganized Parent, in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transactions Memorandum, each as applicable.

85. “Other Priority Claim” means any unsecured Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

86. “Other Secured Claim” means any Secured Claim other than a Prepetition Term Loan Claim or Prepetition MDA Loan Claims.

87. “Parent” means View, Inc.

88. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

89. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

90. “Plan Distribution” means a payment or distribution of consideration to Holders of Allowed Claims and Allowed Interests under the Prepackaged Plan.

91. “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan that, subject to the terms and conditions of this Agreement, an initial draft of which will be filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and any additional documents filed prior to the Effective Date as amendments to the Plan Supplement. The Plan Supplement will include, without limitation, the following documents: the Restructuring Transaction Memorandum, the New Exit Facility Credit Agreement, the New LLC Agreement, the Schedule of Retained Causes of Action, the identity of the members of the New Board and any officers of the Reorganized Debtors, and the Schedule of Rejected Executory Contracts and Unexpired Leases.

92. “Prepackaged Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time.

93. “Prepetition Convertible Notes” means the 6.00% Cash / 9.00% Convertible Senior PIK Toggle Notes due 2027 outstanding under the Prepetition Convertible Notes Indenture

94. “Prepetition Convertible Notes Claim” means any Claim for obligations arising under the Prepetition Convertible Notes Indenture, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

95. “Prepetition Convertible Notes Indenture” means that certain Indenture, dated as of October 26, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, and the Prepetition Convertible Notes Trustee.

96. “Prepetition Convertible Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Prepetition Convertible Notes Indenture.

97. “Prepetition Credit Agreement” means that certain credit agreement, dated as of October 16, 2023 (as amended, modified, or otherwise supplemented from time to time) by and among Parent, as borrower, the Prepetition Term Loan Agent, as agent, and the Prepetition Term Loan Lenders thereunder.

98. “Prepetition MDA Loan” means loans under that certain Amended and Restated Loan Agreement, dated as of October 20, 2020, between Parent and the Mississippi Developmental Authority.

99. “Prepetition MDA Loan Claims” means any Claim for obligations arising under the Prepetition MDA Loan, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

100. “Prepetition Term Loan Agent” means Cantor Fitzgerald Securities, in its capacity as administrative and collateral agent under the Prepetition Credit Agreement.

101. “Prepetition Term Loan Claims” means any Claim for obligations arising under the Prepetition Credit Agreement, including any Claims in respect of all principal amounts outstanding, interest, fees, makewholes, prepayment premiums, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

102. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

103. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

104. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

105. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Prepackaged Plan.

106. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

107. “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

108. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

109. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be left Unimpaired under the Prepackaged Plan, and that the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

110. “Rejected Executory Contracts and Unexpired Leases Schedule” means a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Prepackaged Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

111. “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such; provided that, notwithstanding the foregoing, neither Vidul Prakash and Saurabh Agarwal shall not be considered a Related Party or a Released Party.

112. “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Agents/Trustees; (d) the Consenting Creditors; (e) the DIP Lenders; (f) the DIP Agent; (g) each current and former Affiliate of each Entity in the foregoing clause (a) through (f); and (h) each Related Party of each Entity in clause (a) through (g); provided that any Holder of a Claim or Interest that affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan shall not be a “Released Party”; and provided, further, that (i) Vidul Prakash, (ii) Saurabh Agarwal, and (iii) any such other persons designated by the Disinterested Director prior to the Confirmation Hearing shall not be a “Released Party.”

113. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Agents/Trustees; (d) the Consenting Creditors; (e) the DIP Lenders; (f) the DIP Agent; (g) the plaintiffs in the Shareholder Lawsuits; (h) all Holders of Claims that vote to accept the Prepackaged Plan; (i) all Holders of Claims or Interests that are presumed to accept the Prepackaged Plan who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided by Article VIII.D of the Prepackaged Plan; (j) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (k) all other Holders of Claims or Interests that vote to reject the Prepackaged Plan or are deemed to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided by Article VIII.D of the Prepackaged Plan; (l) each current and former Affiliate of each Entity in the foregoing clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (k) in their capacities as such.

114. “Reorganized Debtors” means collectively, New TopCo and/or Reorganized Parent and each other Debtor, any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

115. “Reorganized Parent” means Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transactions Memorandum, each as applicable.

116. “Required Consenting Creditors” means, collectively, Cantor and RXR.

117. “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Creditors Advisors, not previously paid by the Debtors, in each case, in accordance with the engagement letters of such professionals, the DIP Orders, the Restructuring Support Agreement, and which, without further order of, or application to the Bankruptcy Court by such professionals, including, the requirement for the filing of retention applications, fee applications, or any applications in the Chapter 11 Cases, shall be Allowed as an Administrative Claim upon incurrence and shall not be subject to any offset, defense, counter-claim, reduction, or credit.

118. “Restructuring Support Agreement” means that certain restructuring support agreement, including all attachments thereto, to which the Debtors are a party, a copy of which is attached to this Prepackaged Plan as Exhibit A.

119. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in this Prepackaged Plan, the issuance of all securities, notes, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Prepackaged Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Prepackaged Plan, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

120. “Restructuring Transaction Memorandum” means the document setting forth the sequence of certain Restructuring Transactions, as the same may be modified or supplemented from time to time.

121. “RXR” means RXR FP GP LLC.

122. “RXR Lender” means RXR, RXR FP Investor LP, RXR FP Investor II LP, RXR FP Investor III LP, RXR FP Investor IV LP, and/or the foregoing parties’ Affiliates.

123. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Prepackaged Plan, as the same may be amended, modified, or supplemented from time to time.

124. “SEC” means the United States Securities and Exchange Commission.

125. “Section 1125(e) Exculpation Parties” means, collectively, and in each case in its capacity as such: (a) each of the Exculpated Parties; (b) the current and former directors and officers of any of the Debtors; (c) each Consenting Creditor; (d) each DIP Lender; (e) each Exit Lender; (f) each Agent/Trustee; and (g) with respect to each of the foregoing parties, the Related Parties thereof; provided that notwithstanding the foregoing, neither Vidul Prakash nor Saurabh Agarwal shall be a Section 1125(e) Exculpation Party.

126. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

127. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar Law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

128. “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

129. “Shareholder Lawsuits” means, collectively, (a) Mehedi v. View, Inc. f/k/a CF Finance Acquisition Corp. II etc. (No. 5:21CV06374, N.D. Cal.), (b) Jacobson v. Mulpuri, et al. (No. 1:21CV01719, D. Del.); (c) Damidi v. Mulpuri, et al. (No. 1:22CV00675, D. Del.); (d) Monteleone v. Mulpuri, et al. (No. 1:22-cv-00980, D. Del.); (e) Roberts v. Mulpuri, et al. (No. 5:23-cv-02248, N.D. Cal.); and (f) Siseles and Uvaydov v. Lutnick, et al., (Case No. 2023-1152-JTL, Del. Ch.).

130. “Solicitation Materials” means the solicitation materials provided by the Claims and Balloting Agent to the parties entitled to vote to accept or reject the Prepackaged Plan.

131. “Solicitation Procedures Motion” means the motion Filed by the Debtors seeking, among other things, entry of an order approving the solicitation procedures, conditional approval of Disclosure Statement, and scheduling the Confirmation Hearing to consider final approval of the Disclosure Statement and a hearing to consider Confirmation of the Prepackaged Plan.

132. “Subordinated Interest” means any Claim against any Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract. For the avoidance of doubt, Subordinated Interests include any Claims asserted by the plaintiffs in the Shareholder Lawsuits.

133. “Tranche C Commitment” has the meaning provided in the New Exit Facility Term Sheet.

134. “Tranche C Commitment Date” means the date that is thirty (60) days following the Petition Date.

135. “Tranche C Commitment Parties” means the Exit Lenders providing the Tranche C Commitment.

136. “Tranche C Commitment Equity” means 35.8 percent of the outstanding New Common Interests on a fully diluted basis as of the Effective Date. For the avoidance of doubt, the Tranche C Commitment Equity shall not dilute the 54.2 percent of New Common Interests issued to the Holders of Allowed Prepetition Term Loans on the Plan Effective Date or the 10 percent of New Common Interests provided to the Holders of Allowed Prepetition Convertible Notes Claims.

137. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

138. “Unimpaired” means with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

139. “Unsecured Claim” means any Claim that is not a Secured Claim.

B.	Rules of Interpretation.

For purposes of this Prepackaged Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Prepackaged Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors, as applicable, not incorporated or formed (as applicable) in the State of Delaware shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

E.	Reference to Monetary Figures.

All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Prepackaged Plan to the contrary, references in the Prepackaged Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Nonconsolidated Prepackaged Plan.

Although for purposes of administrative convenience and efficiency this Prepackaged Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Prepackaged Plan does not provide for the substantive consolidation of any of the Debtors.

H.	Controlling Document.

In the event of an inconsistency between the Prepackaged Plan, on the one hand, and (i) the Disclosure Statement or (ii) the Plan Supplement, on the other, the terms of the Prepackaged Plan shall control in all respects. In the event of an inconsistency between the Confirmation Order and the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

I.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Prepackaged Plan, all exhibits to the Prepackaged Plan, and the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY

CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Restructuring Expenses, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Required Consenting Creditors; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

On the Effective Date, in full and final satisfaction of all Allowed DIP Claims, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon, shall, except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, at the option of the Required Consenting Creditors (with consent of the Debtors or the Reorganized Debtors), (i) receive payment in full in Cash, or (ii) be rolled into the New Exit Facility.

C.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Account, which the Debtors or the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on or prior to the Effective Date.

2.	Professional Fee Account.

As soon as practicable after the Confirmation Date and not later than the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall, in consultation with the Required Consenting Creditors, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount. The Professional Fee Account shall be maintained in trust for the Professionals in the Delaware attorney trust account of Cole Schotz P.C. Except as provided herein, such funds shall not be considered property of the Debtors’ Estates. The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Required Consenting Creditors and shall deliver such estimates to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Required Consenting Creditors.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Agents/Trustees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date(to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. In addition, the Debtors, the Reorganized Debtors shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Prepackaged Plan constitutes a separate Prepackaged Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Prepackaged Plan is as follows:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Presumed to accept)

Class 2	Other Priority Claims	Unimpaired	No (Presumed to accept)

Class 3	Prepetition MDA Loan Claims	Unimpaired	No (Presumed to accept)

Class 4	Prepetition Term Loans Claims	Impaired	Yes

Class 5	Prepetition Convertible Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (Presumed to accept)

Class 7	Intercompany Claims	Impaired/Unimpaired	No (Presumed to accept or deemed to reject)

Class 8	Existing Equity Interests	Impaired	No (Deemed to reject)

Class 9	Intercompany Interests	Impaired/Unimpaired	No (Presumed to accept or deemed to reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Prepackaged Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)

Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors (with consent of the Required Consenting Creditors), one of the following treatments shall be provided to each Holder of an Allowed Other Secured Claim secured by a valid lien:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	retain its lien on its collateral until either such Holder receives the Cash set forth in Section 1(b)(i) or such Holder’s collateral is abandoned to it;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Prepackaged Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan. For the avoidance of doubt, any portion of any Other Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is Allowed.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Priority Claim; and (iii) the date or dates agreed to by the Reorganized Debtors and the Holder of the Allowed Priority Claim.

(c)

Voting: Class 2 is Unimpaired under the Prepackaged Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

3.	Class 3 – Prepetition MDA Loan Claims

(a)	Classification: Class 3 consists of all Prepetition MDA Loan Claims.

(b)	Treatment: Except to the extent that a Holder agrees to less favorable treatment, the Allowed Prepetition MDA Loan Claims shall be Reinstated pursuant to the Prepackaged Plan

(c)

Voting: Class 3 is Unimpaired under the Prepackaged Plan. Holders of Prepetition MDA Loan Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

4.	Class 4 – Prepetition Term Loan Claims

(a)	Classification: Class 4 consists of all Prepetition Term Loan Claims.

(b)

.Allowance: Class 4 Prepetition Term Loan Claims shall be deemed Allowed in the aggregate amount of $52,108,298.86, plus all interest, fees, expenses, makewholes, prepayment premiums, costs and other charges due under the Prepetition Credit Documents and orders of the Bankruptcy Court, including DIP Orders, through and including the Effective Date.

(c)

Treatment: Each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction of such Allowed Prepetition Term Loan Claim, its Pro Rata share (subject to adjustment in accordance with the Intercreditor Agreement) of fifty-four and two-tenths percent (54.2%) of the total New Common Interests issued pursuant to the Prepackaged Plan on the Effective Date.

(d)	Voting: Class 4 is Impaired under the Prepackaged Plan. Holders of Prepetition Term Loans Claims are entitled to vote to accept or reject the Prepackaged Plan.

5.	Class 5 – Prepetition Convertible Notes Claims

(a)	Classification: Class 5 consists of all Prepetition Convertible Notes Claims.

(b)

Treatment: Each Holder of an Allowed Prepetition Convertible Notes Claim shall receive, in full and final satisfaction of such Allowed Prepetition Convertible Notes Claim, its Pro Rata share (subject to adjustment in accordance with the Intercreditor Agreement) of ten percent (10%) of the total New Common Interests issued pursuant to the Prepackaged Plan on the Effective Date.

(c)	Voting: Class 5 is Impaired under the Prepackaged Plan. Holders of Prepetition Convertible Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(c)

Voting: Class 6 is Unimpaired under the Prepackaged Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

7.	Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)

Treatment: All Intercompany Claims shall, at the option of the Reorganized Debtors (with consent of the Required Consenting Creditors), be: (i) Reinstated or (ii) extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Prepackaged Plan.

8.	Class 8 – Existing Equity Interests

(a)	Classification: Class 8 consists of all Existing Equity Interests.

(b)

Treatment: On the Effective Date, Existing Equity Interests (including all Subordinated Interests) will be cancelled, released, and extinguished and will be of no further force and effect and shall receive no recovery.

(c)

Voting: Class 8 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Prepackaged Plan.

9.	Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)

Treatment: All Intercompany Interests shall, at the option of the Reorganized Debtors (with consent of the Required Consenting Creditors), be: (i) Reinstated; or (ii) discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Prepackaged Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Prepackaged Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan and for purposes of determining acceptance or rejection of the Prepackaged Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Prepackaged Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Interests, and in exchange for the Debtors’ or Reorganized Debtors’, as applicable, agreement under the Prepackaged Plan to make certain distributions to the holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Prepackaged Plan. The Debtors reserve the right, subject to the prior consent of the Required Consenting Creditors to modify the Prepackaged Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Prepackaged Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as may be set forth in a Restructuring Transactions Memorandum (if applicable) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the

Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan). These actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (4) the issuance of the New Common Interests (including the Tranche C Commitment Equity); (5) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and (6) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Required Consenting Creditors may jointly determine are necessary or advisable.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Prepackaged Plan.

On the Effective Date, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

C.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation and organizational documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation and organizational documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation and organizational documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

D.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c), all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof (including, for the avoidance of doubt, in respect of any Subordinated Interest(s)) shall be deemed cancelled and of no force or effect and the obligations of the Debtors, and with respect to the Prepetition Convertible Notes Claims and the Prepetition Term Loans Claims, thereunder shall be deemed fully satisfied, released, and discharged; provided, that, for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

F.	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

G.	Sources of Consideration for Plan Distributions.

The Debtors or the Reorganized Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations, (iii) funds from the DIP Facility, and (iv) funds from the New Exit Facility.

H.	New Common Interests.

The issuance of the New Common Interests (including the Tranche C Commitment Equity) shall be hereby authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to cause to be issued a certain number of shares, units or equity interests (as the case may be based on how the New Common Interests is denominated and the identity of the entity issuing such shares, units, or equity interests) of New Common Interests required to be issued under the Prepackaged Plan and pursuant to their New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

All of the shares, units, or equity interests (as the case may be based on how the New Common Interests is denominated) of New Common Interests (including the Tranche C Commitment Equity) issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Reorganized Debtors (i) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Interests shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) the New Common Interests (including the Tranche C Commitment Equity) shall not be required to be listed on a recognized U.S. or any foreign stock exchange.

To the extent the following actions have not been completed on or prior to the Effective Date, the Reorganized Debtors shall (i) take all actions reasonably necessary or desirable to delist the Existing Equity Interests from Nasdaq and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file a Form 25 with the SEC to delist the Existing Equity Interests from Nasdaq and to deregister the Existing Equity Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 12(g) and/or Section 15(d) of the Exchange Act, and (v) take all actions reasonably necessary or desirable to ensure (A) that the New Common Interests shall not be listed on a public securities exchange and that the New Common Interests shall not be required to be listed on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents and (B) that the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

I.	The New LLC Agreement.

On the Effective Date, New TopCo shall enter into the New LLC Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New LLC Agreement).

On and as of the Effective Date, each Holder of New Common Interests shall be deemed to be a party to and member under the New LLC Agreement without the need for execution by such Holder. The New LLC Agreement shall be binding on all Entities receiving, and all Holders of, New Common Interests (and their respective successors and assigns), whether such New Common Interests are received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New LLC Agreement.

J.	The New Exit Facility Credit Agreement.

Entry into the New Exit Facility, the related guarantees (including the New Exit Facility Non-Debtor Guarantees) and security and similar agreements, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate enter into the New Exit Facility Credit Agreement, and incur and pay any fees, premiums, and expenses in connection therewith, including the Tranche C Commitment Equity, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to enter into the New Exit Facility Credit Agreement.

The Tranche C Commitment Parties shall receive their allocated share of the Tranche C Commitment Equity in accordance with the procedures set forth in the New Exit Facility Term Sheet. Those Exit Lenders that are members of the RXR Consortium (as defined in the New Exit Facility Term Sheet) may reallocate their respective portions of the Tranche C Commitment among the members of the RXR Consortium on or before the Tranche C Reallocation Date; provided that the portion of the Tranche C Commitment provided, collectively, by members of the RXR Consortium shall be no less than $12,500,000 in aggregate principal amount.

On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the New Exit Facility, and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Exit Facility and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), with the priorities established in respect thereof, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New Exit Facility and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

On and as of the Effective Date, all DIP Lenders with DIP Claims that roll into the New Exit Facility shall be deemed to be parties to, and bound by, the Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such DIP Lender.

By voting to accept this Prepackaged Plan, each DIP Lender thereby instructs and directs the DIP Agent and/or the New Exit Facility Agent to (a) act as Disbursing Agent to the extent required by the Prepackaged Plan, (b) execute and deliver the New Exit Facility Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record, and issue any notes, documents (including U.C.C. Financing Statements), or agreements in connection therewith, to which the New Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (c) take any other actions required or contemplated to be taken by the DIP Agent or the New Exit Facility Agent (as applicable) under this Prepackaged Plan or any of the Restructuring Documents to which it is a party.

K.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the New Common Interests; (b) implementation of the Restructuring Transactions, (c) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (d) adoption of the New Corporate Governance Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); (f) payment of the Tranche C Commitment Equity; and (g) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Interests, the New Corporate Governance Documents, the Tranche C Commitment Equity, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy Law.

L.	New Corporate Governance Documents.

On or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

1.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Board and new officers of each of the Reorganized Debtors shall be appointed. For subsequent terms, following the Effective Date, members of the New Board and new officers of each of the Reorganized Debtors shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Board will be disclosed in the Plan Supplement. Provisions regarding the removal, appointment, and replacement of members of the New Board to the extent applicable, will be disclosed in the New Corporate Governance Documents.

2.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

M.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Debtors’ respective officers, directors, members, or managers that are Released Parties, the Consenting Creditors, and the DIP Lenders) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

N.	Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Interests (including the Tranche C Commitment Equity) and any other Securities entered into and/or issued in connection with the Prepackaged Plan, shall be exempt, pursuant to section 1145 of the Bankruptcy Code or section 4(a)(2) of the Securities Act, as applicable, without further act or actions by any Person, from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code (ii) section 4(a)(2) of the Securities Act, and any (iii) other available exemption from registration, as applicable.

In addition, the New Common Interests (including the Tranche C Commitment Equity) are issued in reliance on section 1145 of the Bankruptcy Code and section 4(a)(2) of the Securities Act, as applicable, and (1) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents.

The issuance of the New Common Interests shall not constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Interests (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Interests (including the Tranche C Commitment Equity) under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Interests and are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

O.	Preservation of Net Operating Losses.

The Bankruptcy Court will enter one or more orders, which may be the Confirmation Order, to facilitate preservation of “net operating losses” of the Debtors, which may also be provided for in the applicable New Organizational Documents.

P.	1146(a) Exemption from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Interests (including the Tranche C Commitment Equity); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q.	Director and Officer Liability Insurance.

Notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

R.	Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, engagement letters, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors or owed to Cantor and RXR Lender and each of Cantor’s and RXR Lender’s Related Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Prepackaged Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Prepackaged Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan shall be assumed solely in accordance with the express and written terms of such Executory Contract or Unexpired Lease. The assumption of an Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan shall not be construed as an assumption of any implied terms, implied contract, or implied warranty under any circumstance, except as may be expressly agreed in writing by the Debtors or Reorganized Debtors and, any such rights, to the extent they exist as a matter of applicable law, shall be deemed rejected and subject to Article V.B of this Prepackaged Plan.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Prepackaged Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Prepackaged Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Prepackaged Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.6 of this Prepackaged Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors’ and counterparties’ respective rights and obligations under each Executory Contract and Unexpired Lease assumed under the Prepackaged Plan shall be unaffected by virtue of these Chapter 11 Cases, and the amounts coming due under such Executory Contracts and Unexpired Leases assumed under the Plan will be paid in the ordinary course of business pursuant to the terms of the Plan, the Confirmation Order, and such Executory Contracts or Unexpired Leases.

If you believe any amounts are due as a result of a Debtor’s monetary default under an Executory Contract or Unexpired Lease to be assumed under the Prepackaged Plan, or you wish to otherwise object to the Debtors’ assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), you may assert an objection against the Debtors, subject to all defenses the Debtors may have with respect to such objection, by no later than May 6, 2024 at 4:00 p.m.

ANY COUNTERPARTY TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT DOES NOT TIMELY OBJECT TO THE PROPOSED ASSUMPTION OF SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEADLINE TO OBJECT TO ASSUMPTION OF EXECUTORY CONTRACT OR UNEXPIRED LEASE WILL BE DEEMED TO HAVE CONSENTED TO SUCH ASSUMPTION.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan or other Final Order shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan or other Final Order shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Prepackaged Plan, on the Effective Date, in connection with all contemplated transactions under this Prepackaged Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall revest in the applicable Reorganized Debtors.

Nothing in this Prepackaged Plan, Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

F.	Reservation of Rights.

Nothing contained in the Prepackaged Plan, the Restructuring Support Agreement, or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the applicable Reorganized Debtors shall make initial distributions under the Prepackaged Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Prepackaged Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Prepackaged Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

B.	Disbursing Agent.

The Debtors or the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. All distributions under the Prepackaged Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Minimum Distributions.

No fractional shares of New Common Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim or Allowed Interest (if applicable) would otherwise result in the issuance of a number of shares of New Common Interests that is not a whole number, the actual distribution of shares of New Common Interests shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Interests to be distributed to the Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

The Reorganized Debtors or the Disbursing Agent shall not have any obligation to make a Cash distribution that is less than one hundred dollars ($100) to any Holder of an Allowed Claim.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time all currently due, missed distributions shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Prepackaged Plan that is an unclaimed distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of New Common Interests, then such New Common Interests shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Interests to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

5.	Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à -vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Prepackaged Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Prepackaged Plan.

6.	Delivery of Distributions to Allowed Prepetition Convertible Notes Claims, Allowed Prepetition Term Loan Claims, and DIP Claims.

Except as otherwise reasonably requested by the applicable Agents/Trustees, all distributions to holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims shall be deemed completed when made to the applicable Agents/Trustees. The Agents/Trustees shall hold or direct such distributions for the benefit of the holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims,, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Agents/Trustees shall arrange to deliver such distributions to or on behalf of its holders, subject to the Agents/Trustees’ charging lien. The Agents/Trustees may, if applicable, transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims, to the extent consistent with the customary practices of DTC. If the Agents/Trustees are unable to make, or the Agents/Trustees consent to the Disbursing Agent making such distributions, the Disbursing Agent, with the Agents/Trustees’ cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, the Agents/Trustees’ charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Agents/Trustees. The Agents/Trustees or the Disbursing Agent, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition Convertible Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

E.	Manner of Payment.

1.

All distributions of the New Common Interests to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.

2.

All distributions of Cash to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor, as applicable.

3.	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Prepackaged Plan, to the extent applicable, the Debtors, Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, the DIP Orders, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided that this section shall not apply to DIP Claims and Prepetition Term Loan Claims.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Prepackaged Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than DIP Claims and Prepetition Term Loan Claims), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties/Insurers.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Prepackaged Plan exceeds the amount of such Claim as of the date of any such distribution under the Prepackaged Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

Other than with respect to any Claims of the Consenting Creditors or the DIP Lenders, no distributions under the Prepackaged Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Prepackaged Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Prepackaged Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

In light of the Unimpaired status of all Allowed General Unsecured Claims under the Prepackaged Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Prepackaged Plan, except as provided in Article V.B of the Prepackaged Plan or Article V.C with respect to a Cure amount, and the Debtors or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (and no approval or authority from the Bankruptcy Court shall be required) except that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.

On and after the Effective Date, except as otherwise provided in this Prepackaged Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and/or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Prepackaged Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Prepackaged Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. All Proofs of Claim Filed in the Chapter 11 Cases shall be deemed objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, except as otherwise provided herein. Notwithstanding anything in this Prepackaged Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors, in consultation with the Required Consenting Creditors, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.L of the Prepackaged Plan.

Any objections to Proofs of Claims (other than Administrative Claims) shall be served and Filed (a) on or before the date that is one hundred and eighty days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim or (b) such later date as ordered by the Bankruptcy Court.

D.	Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Prepackaged Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Prepackaged Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Prepackaged Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the

Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the obligations contemplated by the Definitive Documents and the documents in the Plan Supplement or as otherwise provided in any order of the Bankruptcy Court, to the maximum extent permitted by law, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Debtors’ Estates, and each of their Related Parties, in each case on behalf of themselves and their respective successors, permitted assigns, and representatives and any and all other Persons or Entities that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons or Entities, from any and all claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates and each of their Related Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities laws or otherwise that the Debtors, the Reorganized Debtors, or the Debtors’ Estates and each of their Related Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Debtors’ Estates, the Chapter 11 Cases, the purchase, sale, issuance, cancellation, or rescission of the purchase of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtors and any Released Party, the Shareholder Lawsuits, the restructuring of Claims and Interests before or during the Debtors’ Chapter 11 Cases, the Restructuring, the DIP Documents, the New Exit Facility, the negotiation, formulation, preparation or consummation of the Prepackaged Plan (including the Plan Supplement), the Definitive Documents, the Restructuring Support Agreement, and any exhibits or documents related thereto, the Solicitation Materials, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes actual fraud, gross negligence, or willful misconduct as determined by a Final Order shall not be released; provided, further, that the releases under this section VIII.C are subject to determination by the Disinterested Director prior to the Confirmation Hearing that the releases are appropriate and provided, further, that (i) Vidul Prakash, (ii) Saurabh Agarwal, and (iii) any such other persons designated by the Disinterested Director prior to the Confirmation Hearing shall not be a “Released Party.”

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the claims and Causes of Action released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the obligations contemplated by the Definitive Documents and the documents in the plan supplement or as otherwise provided in any order of the Bankruptcy Court, to the maximum extent permitted by law, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Releasing Parties from any and all claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities laws or otherwise that such Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Debtors’ Estates, the Chapter 11 Cases, the purchase, sale, issuance, cancellation, or rescission of the purchase of any security of the of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtors and any Released Party, the Shareholder Lawsuits, the restructuring of Claims and Interests before or during the Debtors’ Chapter 11 Cases, the Restructuring, the DIP Documents, the New Exit Facility, the negotiation, formulation, preparation or consummation of the Prepackaged

Plan (including the plan supplement), the Definitive Documents, the Restructuring Support Agreement, and any exhibits or documents related thereto, the Solicitation Materials, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes actual fraud, gross negligence, or willful misconduct as determined by a Final Order shall not be released; provided, further, that the releases under this section VIII.D. are subject to determination by the Disinterested Director prior to the Confirmation Hearing that these releases are appropriate and provided, further, that (i) Vidul Prakash, (ii) Saurabh Agarwal, and (iii) any such other persons designated by the Disinterested Director prior to the Confirmation Hearing shall not be a “Released Party.”

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of these releases, which includes by reference each of the related provisions and definitions contained in this Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that these releases are: (1) essential to the confirmation of the Prepackaged Plan; (2) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (3) a good faith settlement and compromise of the claims and Causes of Action released by these releases; (4) in the best interests of the Debtors and their Estates; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to these releases.

E.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting the releases set forth in Articles VIII.C and VIII.D herein, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the Section 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or Person may commence or pursue a claim or Cause of Action of any kind against any of the Exculpated Parties or the Section 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without this Bankruptcy Court (i) first determining, after notice and a hearing, that such claim or Cause of Action represents a colorable claim for actual fraud, gross negligence, or willful misconduct against any such Exculpated Party or Section 1125(e) Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such claim or Cause of Action against such Exculpation Party or Section 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable claim or Causes of Action.

F.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities that have been settled, released, discharged, or exculpated under the Prepackaged Plan or the Confirmation Order (collectively, the “Enjoined Matters”) are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to the Enjoined Matters (including the Shareholder Lawsuits); (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to the Enjoined Matters; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to the Enjoined Matters; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to the Enjoined Matters unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend, or pursue a claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a claim or Cause of Action, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such claim or Cause of Action, represents a colorable claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such claim or Cause of Action represents a colorable claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable claim or Causes of Action.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

(a)

the Bankruptcy Court shall have entered the Confirmation Order (which shall include final approval of the Disclosure Statement), which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors, the Required Consenting Creditors, and which shall:

(i)

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Prepackaged Plan;

(ii)	decree that the provisions in the Confirmation Order and the Prepackaged Plan are non-severable and mutually dependent;

(iii)

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, (b) distribute the New Common Interests (including the Tranche C Commitment Equity), pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Prepackaged Plan, including Cash, the New Common Interests; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

(iv)	authorize the implementation of the Prepackaged Plan in accordance with its terms; and

(v)

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Prepackaged Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Prepackaged Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Prepackaged Plan;

(c)

the final version of each of the Prepackaged Plan, the Definitive Documents, and all documents contained in any supplement to the Prepackaged Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Prepackaged Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Prepackaged Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

(d)

the Restructuring Support Agreement shall not have been terminated as to the Required Consenting Creditors, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

(e)	the DIP Facility shall be in full force and effect and there shall be no defaults continuing unless waived by the requisite DIP Lenders party thereto;

(f)	the New Exit Facility, including all documentation related thereto, shall have been consummated;

(g)

all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

(h)

all outstanding Restructuring Expenses and all outstanding reasonable and documented fees and expenses of the Agents/Trustees, including estimated fees and expenses through the Effective Date shall have been paid in full in Cash;

(i)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Prepackaged Plan;

(j)	the conditions to effectiveness of the New LLC Agreement shall have been duly satisfied or waived and the New Common Interests will be issued in accordance with the Distribution Record Date;

(k)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Prepackaged Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

B.	Waiver of Conditions.

Except as otherwise specified in the Prepackaged Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived by the Debtors with the prior written consent of the Required Consenting Creditors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Prepackaged Plan shall be null and void in all respects as to such Debtor and nothing contained in the Prepackaged Plan, the Disclosure Statement or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Prepackaged Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Prepackaged Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to those restrictions on modifications set forth in the Prepackaged Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Prepackaged Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Prepackaged Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent of the Required Consenting Creditors, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Prepackaged Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

(c)

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)

to resolve disputes concerning Disputed Claims and consider the allowance, classification, priority, compromise, estimation, secured or unsecured status, amount or payment of any Claim, including any Administrative Claims, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

(e)	ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Prepackaged Plan;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(i)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

(k)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

(l)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.F hereof;

(n)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(o)

determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(p)	enter an order concluding or closing the Chapter 11 Cases;

(q)	adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(r)

consider any modifications of the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(s)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(t)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Prepackaged Plan;

(u)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w)

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Prepackaged Plan, including under Article VIII hereof;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Corporate Governance Documents, the New Common Interests, New Exit Facility, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepackaged Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E.	Reservation of Rights.

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or the taking of any action by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
View, Inc. 6280 America Center Drive, Suite 200 San Jose, California 95002 Attention: Bill Krause, Chief Legal Officer and Secretary

Cole Schotz P.C.

Court Plaza North

25 Main Street

Hackensack, NJ 07601

Attention: Michael D. Sirota, David M. Bass, Daniel J. Harris, and Matteo Percontino

-and-

Cole Schotz P.C.

500 Delaware Avenue, Suite 1410

Wilmington, Delaware 19801

Attention: Patrick J. Reilley and Stacy L. Newman

Co-Counsel to the Consenting Creditors	Co-Counsel to the Consenting Creditors
Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Stephen Hessler, Jason Hufendick, and Margaret R. Alden	Gibson, Dunn & Crutcher, LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 Attention: Matthew J. Williams and AnnElyse Scarlett Gains

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.ra.kroll.com/View or the Bankruptcy Court’s website at https://www.deb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

K.	Severability of Prepackaged Plan Provisions.

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Creditors, and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Prepackaged Plan and any previous plan, and, therefore, neither any of such parties or individuals nor the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Prepackaged Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a Holder of a Claim or an Interest (other than the Consenting Creditors or DIP Lenders) in contravention of the provisions of this Prepackaged Plan shall be deemed an event of default under this Prepackaged Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Prepackaged Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Prepackaged Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Prepackaged Plan.

Dated: April 2, 2024	VIEW, INC.
VIEW OPERATING CORPORATION
IOTIUM, INC.

/s/ Rao Mulpuri
Dr. Rao Mulpuri, Director Authorized Signatory

Exhibit A

Restructuring Support Agreement

EXHIBIT C

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of April 2, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among View, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors thereunder.

1.

Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held by the Joinder Party.

2.

Representations and Warranties. The Joinder Party hereby (i) represents and warrants that it is a Permitted Transferee and (ii) makes the representations and warranties of the Consenting Creditors set forth in Section 11 and Section 13 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.

Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

[Signature Page Follows]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

JOINDER PARTY:

Date Executed:

By:
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Term Loan Claims

Prepetition Convertible Notes

Existing Equity Interests

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of April 2, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among View, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a [“Consenting Prepetition Term Loan Lender” | “Consenting Prepetition Convertible Noteholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Term Loan Claims

Prepetition Convertible Notes

Existing Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Disclosure Statement

EXHIBIT F

DIP Facility Term Sheet

EXHIBIT G

New Exit Facility Term Sheet

SUMMARY OF PROPOSED TERMS AND CONDITIONS

FOR EXIT FINANCING

View Inc. et al.,

April 2, 2024

The terms and conditions summarized below are intended as a summary outline of a proposed financing commitment which is conditioned in all respects upon completion of due diligence, negotiation of definitive documentation and final credit approval and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation. No Exit Lender (as defined herein) is under any obligation to make a loan or make any commitment to lend and any such commitment would be subject to, among other conditions, such Exit Lender obtaining any necessary final credit authorizations and approvals and negotiation and execution of definitive documentation in form and substance satisfactory to such Exit Lender. This summary of indicative terms (“Term Sheet”) sets forth certain of the principal terms for a potential Exit Facility for View, Inc (“View” or the “Company”) and the Guarantors (as defined below). This document is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party. Any provision of financial accommodations under such credit facility shall be further subject to the terms and conditions set forth below.

Capitalized terms used in this term sheet and not otherwise defined shall have the meaning given to such terms in the Restructuring Support Agreement to which this term sheet is attached (the “RSA”).

Borrower:	View, Inc., after giving effect to the Prepackaged Plan (the “Borrower”).

Guarantors:	All obligations under the Exit Facility (as defined below) and the other Exit Facility Documentation (as defined below) will be unconditionally guaranteed (the “Guarantee”) by all subsidiaries of the Borrower, including each subsidiary that provides a guarantee under the DIP Facility (such parties, the “Guarantors”; and, together with the Borrower, the “Loan Parties”).

Exit Agent:	Cantor Fitzgerald Securities, in its capacity as Exit Agent under the Exit Credit Agreement (the “Exit Agent”).

Exit Lenders:	Those DIP Lenders and their direct or indirect investors and/or affiliates who elect to participate in the Exit Facility (the “Exit Lenders”), including pursuant to the respective commitments set forth on Schedule 1 hereto. Participation in the Exit Facility will be open to all DIP Lenders.

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Exit Closing Date:	The Effective Date of the Prepackaged Plan and the satisfaction of each of the other conditions precedent in the Exit Facility Documentation (such date, the “Closing Date”).

Exit Facility:

Subject to satisfaction of the conditions precedent set forth herein, the Exit Lenders will provide to the Borrower a $50,000,000 aggregate principal amount senior secured credit facility (the “Exit Facility”) comprising (i) a tranche of converted DIP Loans with a principal amount on the Closing Date equal to $17,500,000 (the “Tranche A Term Loans”), (ii) a delayed draw term loan in an aggregate principal amount equal to $7,500,000.00 hereto (the “Tranche B Term Loans”) and (iii) an additional delayed draw term loan in an aggregate principal amount equal to $25,000,000.00 (the “Tranche C Term Loans” and, together with the Tranche A Term Loans and the Tranche B Term Loans, the “Exit Facility Loans” and the commitments by the Exit Lenders to make each such Exit Facility Loan, the “Exit Facility Commitments”).

Subject to satisfaction of the conditions precedent set forth herein, the Tranche B Term Loans and Tranche C Term Loans will be made available in one or more draws after the Closing Date. For the avoidance of doubt, participation by the Exit Lenders in the Tranche B Term Loans and Tranche C Term Loans will be, other than with respect to Cantor and RXR (and their affiliates), subject to the Exit Agent’s reasonable satisfaction with such Exit Lender’s creditworthiness and other customary and reasonable conditions to be specified in the Exit Facility Documentation.

Tranche C Commitments:

All Exit Lenders providing their pro rata share of the Tranche C Term Loans, as set forth on Schedule 1 hereto (such commitment, the “Tranche C Commitment” and such participating Exit Lenders, the “Tranche C Commitment Parties”) shall receive their allocated share as set forth on Schedule 2 of 35.8 percent of the outstanding New Common Interests as of the Closing Date (the “Tranche C Commitment Equity”). The Tranche C Commitment Equity shall be issued as a private placement pursuant to section 4(a)(2) of the Securities Act of 1933.

Those Exit Lenders that are members of the RXR Consortium[1] may reallocate their respective portions of the Tranche C Commitment among the members of the RXR Consortium on or before the Closing Date (the “Tranche C Reallocation Date”); provided that the portion of the Tranche C Commitment provided, collectively, by members of the RXR Consortium shall be no less than $12,500,000 in aggregate principal amount.

[1]	“RXR Consortium” has the meaning set forth in the Governance Term Sheet.

2

Incremental Facilities:	The Exit Facility Documentation will provide for the ability to add one or more incremental term loan facilities and/or revolving credit facilities, and/or increase commitments under the Exit Facility and/or add one or more incremental revolving credit facilities to the Exit Facility, or to issue any notes or loans on a bridge basis, in an aggregate principal amount no greater than $15,000,000 (any such facility or increase in commitments, an “Incremental Facility”). Any Incremental Facility may be unsecured, secured by the Collateral on a senior, pari passu, or junior basis to the Exit Facility, and may contain other terms, in each case as may be agreed between the Borrower and the lenders providing such Incremental Facility, so long as: (w) the terms of each such Incremental Facility are offered in writing to each Exit Lender on a pro rata basis, (x) to the extent any Exit Lender declines to provide such Incremental Facility, or fails to fund or execute a commitment to provide such Incremental Facility within sixty (60) calendar days following receipt of such written offer, the other Exit Lenders may provide or commit to providing such Incremental Facility on a non-pro rata basis and (y) any lender who is not an Exit Lender may provide or commit to providing such Incremental Facility with the prior written consent of the Required Exit Lenders; and (z) contains reasonable terms and conditions.

Use of Proceeds:	The proceeds of the Exit Facility Loans will be used solely (i) to finance the Borrower’s and the other Loan Parties’ exit from the Chapter 11 Cases, (ii) to refinance the obligations outstanding under the DIP Facility, (iii) for general corporate and working capital purposes, and (iv) to pay related transaction fees and expenses of the Exit Agent, the Required Exit Lenders and the other Secured Parties (to be defined in the Exit Facility Documentation).

Exit Facility Interest Rate and Fees:

The Exit Facility Loans shall bear interest a rate per annum equal to Term SOFR (to be defined in the Exit Facility Documentation) plus 7.50% which shall be payable monthly in cash; provided that at the Loan Party’s option, interest may paid-in-kind and shall accrue and be added to the principal balance on a monthly basis at an interest rate per annum equal to Term SOFR plus 14.00%, with a default interest rate of 2.0%, and such interest shall be payable on demand.

The Exit Facility shall provide for (i) a closing fee in an amount equal to 3.00% of the aggregate principal amount of the Exit Facility Commitments, payable in cash on the Closing Date and (ii) a commitment fee in an amount equal to 2.00% per annum of the undrawn amount of the Exit Facility Commitments, due and payable on a monthly basis in cash to the Exit Lenders.

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Prepayment Premium:	2.00% of the principal amount of the Exit Facility Loans prepaid through and including the first anniversary of the closing date and 1.00% of the principal amount of the Exit Facility Loans prepaid after the first anniversary of the closing date and through and including the second anniversary of the closing date.

Priority and Security:

All obligations of the Loan Parties under the Exit Facility (the “Exit Obligations”) shall be secured by a first priority security interest in and lien on all now owned and hereafter acquired assets and property, real and personal, tangible and intangible, of the Borrower and the Guarantors, including on 100% of the equity interests in its subsidiaries (collectively, the “Collateral”).

Perfection steps with respect to the Collateral will include but shall not be limited to those set forth in the definition of “Collateral and Guarantee Requirements” under and as defined in the Prepetition Credit Agreement.

Exit Facility Documentation:	The definitive documentation for the Exit Facility (the “Exit Facility Documentation”) shall (i) be consistent with that certain Credit Agreement, dated as of October 16, 2023, by and among the Borrower, its Subsidiaries party thereto as guarantors from time to time, the Prepetition Agent and the Prepetition Lenders (as amended, restated, amended or restated or otherwise modified from time to time prior to the Closing Date, the “Prepetition Credit Agreement”), including without limitation Section 8.01(u) of the Prepetition Credit Agreement, and this Term Sheet, (ii) reflect customary and reasonable administrative, agency, policy and operational requirements of the Exit Agent to the extent not in contravention of anything otherwise set forth herein, (iii) be negotiated in good faith to finalize the Exit Facility Documentation as promptly as reasonably practicable in light of the proposed Closing Date and the negotiation of the Exit Facility and (iv) except for those provisions expressly set forth herein (but for the avoidance of doubt including the size of any dollar or ratio-based baskets), be subject to approval of the Required Exit Lenders (collectively, the “Exit Facility Documentation Principles”). Co-counsels to the Required Exit Lenders will prepare the initial drafts of the Exit Facility Documentation.

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Conditions Precedent:

The closing of the Exit Facility and the obligation of the Exit Lenders to make the Exit Facility Loans to the Borrower is subject to the satisfaction of all conditions precedent to be set forth in the Exit Credit Agreement (as defined below) deemed necessary or appropriate by the Required Exit Lenders, as applicable, including but not limited to:

i.   the execution and delivery, in form and substance acceptable to the Required Exit Lenders in their sole discretion, of a definitive credit agreement (the “Exit Credit Agreement”) and related security agreement(s) and guarantees, security documents, and other agreements, customary opinions, instruments and documents required by the Exit Agent and/or the Exit Lenders;

ii.  the Exit Agent and each Exit Lender shall have received executed counterparts to the Exit Facility Documentation from each of the parties thereto;

iii.   the Exit Agent shall have received a duly executed notice of borrowing;

iv.   the Exit Agent and the Required Exit Lenders shall have received evidence satisfactory to the Required Exit Lenders that the Take-Private Transaction (to be defined in the Exit Facility Documentation) has been consummated;

v.  no material adverse change shall have occurred following the Closing Date, no Event of Default exists (unless waived by the Required DIP Lenders) under the DIP Financing;

vi.   the Prepackaged Plan shall have been confirmed by the Bankruptcy Court and have become a final order, and such Prepackaged Plan shall have become effective;

vii.  the representations and warranties of the Loan Parties contained in the Exit Facility Documentation shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “material adverse effect” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date);

viii.  except as disclosed to the Exit Lenders in writing, since April 2, 2024, there shall have been no Material Adverse Effect (as defined in the Exit Facility Documentation);

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ix.   reimbursement in full in cash of the reasonable and documented fees and expenses of (a) Sidley Austin LLP, counsel to Cantor, (b) Gibson Dunn & Crutcher LLP, counsel to RXR, (c) Troutman Pepper Hamilton Sanders LLP, counsel to the Exit Agent, and (d) subject to the consent of the Required Exit Lenders, certain other professionals advising the Exit Lenders (such fees and expenses specified in clauses (a) through (d), collectively, the “Exit Facility Professional Fees”);

x.  the Exit Agent shall have received (for distribution to the Exit Lenders), by at least seven (7) business days prior to the Closing Date “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, beneficial ownership and other similar information that may be required by any Exit Lender;

xi.   no litigation commenced which, if successful, would have a material adverse impact on Borrower and its Subsidiaries, their businesses or ability to repay their obligations, or which would challenge the transactions under consideration;

xii.  there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the reasonable judgment of the Exit Lenders, prohibits, restricts or imposes a materially adverse condition on Borrower or the Guarantors, the Exit Facility or the exercise by the Exit Agent or the Exit Lenders of their rights under the Exit Facility;

xiii.  execution by each Guarantor of (a) an unconditional guaranty and (b) a grant of liens on and security interests in substantially all of its assets to secure the Exit Facility;

xiv.  receipt of all necessary or appropriate (as reasonably determined by the Required Exit Lenders) third party governmental waivers, approvals and consents;

xv.  the Exit Agent, for the benefit of the Exit Lenders, shall have a valid and perfected, first priority lien on and security interest in the Collateral (as defined below), on the basis and with the priorities set forth herein;

xvi.  Such other deliverables as the Exit Agent and/or Required Exit Lenders may reasonably require.

In addition to the above, the availability of the balance of the Exit Facility will be subject to the satisfaction of each of the following conditions precedent, on and as of the date of each such draw, to be set forth in the Exit Credit Agreement deemed necessary or appropriate by the Required Exit Lenders, as applicable, including but not limited to:

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i.   each of the Exit Facility Documentation will be in full force and effect;

ii.  the representations and warranties of the Loan Parties contained in the Exit Facility Documentation shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “material adverse effect” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date);

iii.   there shall not exist any Default or Event of Default (and no such Default or Event of Default will result from such borrowing);

iv.   reimbursement in full in cash of the Exit Facility Professional Fees; and

v.  such other deliverables as the Exit Agent or the Required Exit Lenders may reasonably require.

For the avoidance of doubt, (i) the Tranche A Term Loan Commitments shall be reduced to zero before a borrowing of Tranche B Term Loans can occur,(ii) the Tranche B Term Loan Commitments shall be reduced to zero before a borrowing of Tranche C Term Loans can occur, and (iii) the Tranche C Term Loan Commitments shall be reduced to zero before a borrowing under any Incremental Facility can occur.

Mandatory Prepayments:

The Borrower shall prepay the Exit Facility Loans, in cash;

i.   with 100% of the net cash proceeds received from the incurrence of any indebtedness or equity by the Borrower; provided that Borrower shall not incur or issue any additional indebtedness unless expressly permitted under the Exit Facility Documentation;

ii.  with 100% of the net cash proceeds received from any non-ordinary course asset sale or disposition by the Loan Parties, subject to a de minimis basket and customary reinvestment rights;

iii.   with 100% of the net cash proceeds received (a) under any insurance policy on account of damage or destruction of any assets or property of the Loan Parties and (b) due to a taking or condemnation of any assets / property, in each case subject to a de minimis basket and customary reinvestment rights; and

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iv.   100% of any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including but not limited to tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments, in each case subject to a de minimis basket and customary reinvestment rights.

Representations and Warranties:	Consistent with the Exit Facility Documentation Principles and, including, certain additional representations and warranties to be agreed, which, in any event shall include, representations and warranties with respect to compliance with Material Contracts (to be defined in the Exit Facility Documentation but, in any event shall include the Olive Branch Lease (to be defined in the Exit Facility Documentation) and the Prepetition MDA Loan).

Affirmative Covenants:	Consistent with the Exit Facility Documentation Principles, and certain additional covenants to be agreed, which, in any event shall include customary covenants with respect to the Collateral and further assurances and any filings to be made in respect thereof (including with respect to Borrower’s compliance with its obligations under the Olive Branch Lease and including customary notice requirements with respect to any breach, default or other similar event thereunder).

Negative Covenants:	Consistent with the Exit Facility Documentation Principles, including certain additional covenants with respect to not termination or amending Material Contracts (to be defined in the Exit Facility Documentation but shall, for the avoidance of doubt, include the Olive Branch Lease and the Prepetition MDA Loan) and financial covenants to be agreed but otherwise consistent with the Exit Facility Documentation Principles.

Events of Default:	Usual and customary for this type of transaction and in accordance with the Exit Facility Documentation Principles.

Maturity/Termination Date:	All obligations under the Exit Facility will be due and payable in full in cash by the Borrower on the earliest of: (i) the day which is five (5) years after the Closing Date and (ii) the date of any acceleration of the Exit Facility.

Amortization

The Exit Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Exit Facility, commencing with the fiscal immediately following the fiscal quarter in which the Closing Date occurs.

A final balloon payment equal to the remaining balance of the Exit Facilities shall be payable at the applicable maturity.

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Assignments and Participations:	The Exit Lenders will be permitted to assign Exit Facility Loans and Exit Facility Commitments on terms set forth in the Exit Facility Documentation to be agreed between the Required Exit Lenders.

Voting:

Until the draw, if any, of the Tranche C Loans, the “Required Exit Lenders” shall be at all times Cantor[2] and RXR FP GP LLC (“RXR”). Upon the draw of any of the Tranche C Loans “Required Exit Lenders” shall be at all times, collectively (i) Cantor, for as long as Cantor holds any Exit Facility Loans and (ii) RXR, for as long as RXR and its affiliates hold at least 25% of the Exit Facility Loans that were held by RXR and its affiliates at Closing (which Exit Facility Loans shall include, for the avoidance of doubt, unfunded commitments). If both Cantor and RXR are no longer “Required Exit Lenders”, under the formulation above, than “Required Exit Lenders” shall be Exit Lenders holding in the aggregate more than 50.1% of the outstanding principal amount and unfunded commitments of the Exit Facility Loans at such time.

The Required Exit Lenders shall have consent rights over the Exit Facility other than the following (and other than with respect to clause (c) below, which shall also require the consent of the Exit Agent): (a) the consent of each affected Exit Lender shall be required with respect to (i) increases in, or extensions of, commitments of such Exit Lender, (ii) reductions of principal, interest (other than default interest), premiums, or fees, (iii) reductions in the amount of, or extensions of, scheduled amortization or final maturity, and (iv) modifications of the pro rata sharing provisions, the pro rata repayment provisions or any other provision of a Loan Document in a manner that would alter (or have the effect of altering) the pro rata allocation among the Exit Lenders of any payments, disbursements, or setoffs; (b) the consent of 100% of the Exit Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto and (ii) a release of a material portion of the Guarantors or a release of (or subordination of liens on) a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions, or as otherwise permitted in the Exit Facility Documentation); and (c) the consent of the Exit Agent will be required to amend, modify, or otherwise affect the rights and duties of the Exit Agent.

[2]

“Cantor” shall mean CF Principal Investments, LLC, CF Finance Holdings II, LLC, CFV Investments, LLC, Cantor Fitzgerald Securities, Cantor Fitzgerald & Co., and/or one more of the foregoing entities’ affiliates.

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Yield Protection and Increased Costs:	Consistent with the Exit Facility Documentation Principles, including customary tax gross-up provisions (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, and NAIC requests, directives, or guidelines).

Defaulting Lenders:	Consistent with the Exit Facility Documentation Principles.

Expenses:	Consistent with the Exit Facility Documentation Principles.

Indemnification:	Consistent with the Exit Facility Documentation Principles but, in any event, the Loan Parties shall agree to indemnify and hold harmless the Exit Agent and the Exit Lenders and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby, provided that no Indemnified Party will be indemnified for exclusions of the type excluded from “Indemnified Liabilities” (as such term is defined in the DIP Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Loan Parties, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Confidentiality:	The Exit Facility Documentation will contain customary confidentiality provisions consistent with the Exit Facility Documentation Principles with respect to information regarding the Borrower, its subsidiaries and affiliates, their business, operations, assets and related matters.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

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Schedule 1

Exit Lender Commitments

Schedule 2

Tranche C Commitment Equity

EXHIBIT H

Governance Term Sheet

GOVERNANCE TERMS FOR

REORGANIZED VIEW, INC. (THE “COMPANY”)

This term sheet (this “Governance Term Sheet”) sets forth the principal terms of the proposed governance structure of the Company after its emergence from the Chapter 11 process pursuant to a prepackaged Chapter 11 plan of reorganization. This Governance Term Sheet is referenced in, and appended to, that certain restructuring term sheet, which is further attached as Exhibit A to the Restructuring Support Agreement, dated as of April 2, 2024, by and among the Consenting Creditors and the Company Parties (as amended, supplemented, or otherwise modified from time to time in accordance with its terms, the “RSA”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the RSA.

Except as set forth in the RSA, the terms set out in this Governance Term Sheet are a summary and indicative only, and shall not create any binding legal obligations on, or compromise any of the legal rights of, any person whatsoever, and are not intended to include all the terms and conditions which will be agreed as part of the long form documentation for the governance arrangements.

THIS GOVERNANCE TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND OTHER APPLICABLE LAW.

Corporate Form:	The Company will be a newly-formed Delaware limited liability company, which will be treated as a corporation for U.S. federal income tax purposes and which will be treated as a continuation of View Inc. pursuant to a IRC Section 368(a)(1)(F) reorganization.

Parties:	CF Principal Investments LLC (together with its affiliates who hold Class A Units, “Cantor”). RXR FP Investor LP (“RXR FP Investor”), RXR FP Investor II LP (“RXR FP Investor II”), RXR FP Investor III LP (“RXR FP Investor III”), RXR FP Investor IV LP (“RXR FP Investor IV”), RXR FP GP LLC (“RXR GP” and, together with RXR FP Investor, RXR FP Investor II, RXR FP Investor III and RXR FP Investor IV and any of their respective affiliates who hold Class A Units, “RXR”), Anson Investments Master Fund LP (“AIMF”), Anson East Master Fund LP (“AEMF”), Anson North Star Tactical Equity Fund LP (“ANSTEF”), Arch Anson Tactical Real Estate Fund LP (“AATRE”), Arch Anson Tactical Real Estate NR Fund LP (“AATRENR”), Anson Opportunities Master Fund LP (“AOMF” and, together with AIMF, AEMF, ANSTEF, AATRE and AATRENR and any of their respective affiliates who hold Class A Units, “Anson”), Future Solution Investments, LLC (with any of its affiliates who hold Class A Units, “Khosla”), Handler Revocable Trust (with any of its affiliates who hold Class A Units, “Handler”), Bridger Holdings, LP (“Bridger”), NBT Capital, LLC (“NBT”), Affinius Capital (“AC” and, together with Bridger and NBT and any of their respective affiliates who hold Class A Units, “Affinius” and, together with RXR, Anson, Khosla and Handler the “RXR Consortium”), in each case, or the affiliate thereof holding the Class A Units the day after the emergence of View Inc. from bankruptcy.

Membership Interests:

Initial ownership by the members of the Company (the “Members”) will be of the same series of Class A common units (the “Class A Units”), issued at the same price per unit and same capital contribution amount per unit. The Class A Units will have voting rights, and each Member will be entitled to one vote per Class A Unit held by such Member on all matters voted on by the Members. No Member will be required to make any additional capital contributions or provide any cash advances or indebtedness to the Company or its subsidiaries pursuant to the terms of the Company’s governing documents.

Any incentive equity interests will not have voting rights.

Board of Managers:

Number of Managers: The Company will be governed by a board of five (5) managers (the “Board”) consisting of:

(i) three (3) managers appointed by Cantor (the “Cantor Managers”), which will include Howard Lutnick as the initial Chairman of the Board; and

(ii) two (2) managers appointed by RXR (the “RXR Managers”).

Designation rights include the sole right to remove and replace such manager designee. Managers serving as a designee of a Member shall promptly resign if such Member and its affiliates no longer own the requisite amount of Class A Units giving rise to the designation right, and the designating Member shall cause their designees to promptly resign or shall otherwise promptly remove such manager.

Voting: Subject to Schedule 1, all decisions of the Board may be taken by a simple majority of managers including at least one (1) Cantor Manager.

Quorum: A majority of the total number of managers then in office (which majority must include at least one (1) RXR Manager and one (1) Cantor Manager, subject to adjournment if a quorum is not established at any duly called meeting, with the following meeting requiring a simple majority of the total number of managers then in office to establish a quorum and permissible on not less than 24 hours’ notice or such shorter period if determined necessary in good faith by a majority of the Board, but in no event with less than 12 hours’ notice). With respect to any other meeting of the Board, notice shall be given to each manager not less than 48 hours before the date on which a meeting is to be held (or such shorter period if determined necessary in good faith by a majority of the Board, but in no event with less than 12 hours’ notice).

Committees: Each committee of the Board, if any, shall be comprised of at least one (1) RXR Manager and one (1) Cantor Manager (for so long as each of Cantor and RXR, as applicable, is entitled to designate one or more managers).

Subsidiaries: The terms of this section shall apply mutatis mutandis to the Company, View, Inc. and their respective subsidiaries and controlled affiliates unless the board or equivalent governing body thereof is comprised solely of employees of the Company, View, Inc. or their respective subsidiaries and controlled affiliates who are not employees of the RXR Consortium or Cantor or any of their affiliates.

Each of the Members shall be required to take all actions necessary to implement the foregoing Board construct.

Cantor shall retain its Board designation rights for so long as it owns any Class A Units. RXR shall retain its Board designation rights for so long as the RXR Consortium either (a) owns 10% or more of the outstanding Class A Units or (b) owns less than 10% of the outstanding Class A Units but has not transferred more than 25% of its initial Class A Units outside of the RXR Consortium (either of the foregoing clauses (a) and (b), the “RXR Ownership Threshold”). RXR shall, prior to an Initial Public Offering, retain the approval/consultation rights on Schedule 1 hereto as set forth therein.

Fiduciary Duties:	Fiduciary Duties; Corporate Opportunities: The governing documents of the Company will contain an express waiver of fiduciary duties for the members of the Board (including, for the avoidance of doubt, the duties of care and loyalty) to the fullest extent permitted by law, including a customary waiver of the corporate opportunity doctrine for Members and their affiliates and representatives (including those serving as managers), and members of the Board shall be exculpated to the greatest extent permissible under applicable law.

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Governance:	The Company will be manager-managed by the Board (rather than member-managed). Day-to-day operations of the Company and its subsidiaries shall be managed by its management team as delegated by the Board, but, prior to an Initial Public Offering, certain actions of the Company and its subsidiaries shall expressly require the approval of the Board or consultation rights as set forth in Schedule 1 hereto.

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Preemptive Rights:

Prior to an Initial Public Offering (as defined below), each holder of Class A Units who is an “accredited investor” will have customary preemptive rights for offerings of Equity Securities (as defined below) by the Company or its subsidiaries, other than Excluded Issuances (as defined below). The Company may issue Equity Securities to Cantor or the RXR Consortium on an advance sale basis without complying with preemptive rights procedures, provided that, subsequent to such issuance, any Member who is entitled to preemptive rights is given the opportunity to purchase its pro rata share of the Equity Securities issued to Cantor or the RXR Consortium in such offering; provided further, that the applicable ownership thresholds for designation and approval rights herein will not be affected pending consummation of such subsequent preemptive right.

“Excluded Issuances” shall mean, and preemptive rights shall not apply to, Equity Securities issued:

(1) to employees, directors, officers, advisors or consultants of the Company and its subsidiaries, directly or pursuant to employee incentive plans, similar benefits programs or other arrangements, including grants to new hires, in connection with promotions or otherwise;

(2) upon the exercise, conversion or exchange of Equity Securities previously issued not in violation of the preemptive rights requirements;

(3) in connection with a pro rata dividend, split, combination, recapitalization, subdivision or similar transaction;

(4) in consideration for an acquisition, merger, consolidation or other business combination undertaken by the Company or any of its subsidiaries;

(5) in connection with a public offering of units of the Company or its subsidiaries;

(6) issuances to banks, equipment lessors, brokers or other financial institutions (including, for the avoidance of doubt, hedge funds), or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(7) by the Company or any of its wholly owned subsidiaries or by any of the Company’s subsidiaries to the Company or any of their respective wholly-owned subsidiaries;

(8) in connection with any joint venture or strategic business transaction approved by the Board; or

(9) issuances in connection with an Incremental Facility (as defined in the exit facility term sheet).

“Equity Securities” shall mean, as applicable,

(a) any stock, equity, partnership or membership interests or other share capital;

(b) any debt, warrants, options or any other instrument, in each case of the foregoing, directly or indirectly convertible into or exchangeable for stock, equity, partnership or membership interests;

(c) any rights or options directly or indirectly to subscribe for or to purchase any stock, equity, partnership or membership interests, or to subscribe for or to purchase any securities described in clause (b); or

(d) any share appreciation rights, phantom share rights or other similar rights.

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If the participating holders of Class A Units do not subscribe for the entire amount of Equity Securities proposed to be issued (subject to a customary right of overallotment), there will be a 120 day period from the expiration of the preemptive rights offer period to complete the sale of the declined Equity Securities to any other person, which sale must be at the same or higher price, the same form of consideration and upon other terms and conditions that are not materially more favorable in the aggregate to such other persons (or materially less favorable to the Company or its applicable subsidiary) than those set forth in the preemptive rights notice.

“Initial Public Offering” means the initial bona fide underwritten public offering and sale of units (or other equity securities of the Company or any of its subsidiaries, or any successor of the Company or any of its subsidiaries or a corporate holding company holding only units of the Company) pursuant to an effective registration statement (other than on S-8 or comparable form) filed under the Securities Act of 1933, as amended, a direct listing or SPAC transaction pursuant to which securities are to be listed on a national securities exchange, with the Company (or the applicable listed entity) having a market capitalization of at least $[__].

Transfers:

Unless approved by the Board, no transfers of outstanding membership interests following the Company’s emergence from Chapter 11, excluding transfers by a Member to a third-party directly or indirectly controlling, controlled by, or under direct or indirect common control with such Member (a “Permitted Transfer”).

Prior to an Initial Public Offering, (i) transfers of outstanding Class A Units or other membership interests by any member of the RXR Consortium will be subject to a right of first offer (“RXR ROFO”) in favor of RXR and (ii) subject to and subsequent to the RXR ROFO contained in clause (i) (if applicable), transfers of outstanding Class A Units or other membership interests will be subject to a right of first offer (“Other ROFO”) in favor of the Company and, to the extent the Company elects not to exercise, any Member holding 5% or more of the outstanding membership interests of the Company (other than members of the RXR Consortium in the case of the RXR ROFO) shall have such right (pro rata and including a right of overallotment), subject to customary exceptions for a Permitted Transfer (but subject to customary transfer requirements), transfers made in connection with a drag-along or tag-along sale, or transfers following the consummation of an Initial Public Offering.

Additionally: (i) each transferee will be required to enter into a joinder to the Company’s LLC agreement as a condition to any transfer; (ii) transfers must comply with applicable securities laws; (iii) no transfers that will result in the Company becoming a reporting company under the Securities Exchange Act of 1934, as amended; (iv) other than in connection with a drag-along transaction, outstanding membership interests may not be transferred to competitors of the Company, or the affiliates of such competitors and (v) no transfers that have an adverse effect on the Company’s and its subsidiaries’ net operating losses will be permitted without the consent of the Board.

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Tag-Along Rights:

Prior to an Initial Public Offering and excluding a Permitted Transfer,

(i) if Cantor proposes to transfer any membership interests in the Company, the other Members will have the right to participate in any such transfer (or series of related transfers) in the same proportion as Cantor on the same economic terms and conditions (including as to price and form of consideration) (a “Cantor Tag-Along Sale”), subject to compliance with customary transfer requirements. Such Members electing to participate in the Cantor Tag-Along Sale (“Cantor Tagging Members”) shall be required to agree to the representations, warranties, covenants (including restrictive covenants) and indemnities on a several (and not joint or joint and several) basis; provided, that any indemnity will (i) be on a pro rata basis and (ii) not exceed the total purchase price received by such Cantor Tagging Member.

If the proposed transferee in such Cantor Tag-Along Sale elects to purchase less than all of the interests sought to be sold by Cantor Tagging Members, the number of membership interests in the Company to be sold to such proposed transferee shall be reduced pro rata so that each of the Cantor Tagging Members is entitled to sell its pro rata portion of the number of membership interests in the Company the proposed transferee elects to purchase; and

(ii) if a Member other than Cantor proposes to transfer any membership interests in the Company that account for more than 10% of the aggregate outstanding membership interests of the Company, the other Members (including, for the avoidance of doubt, Cantor) will have the right to participate in any such transfer (or series of related transfers) in the same proportion as the initiating Member in an aggregate amount not to exceed 2X the number of membership interests proposed to be sold by the initiating Member and on the same economic terms and conditions (including as to price and form of consideration) (a “Tag-Along Sale”), subject to compliance with customary transfer requirements. The Members electing to participate in the Tag-Along Sale (“Tagging Members”) shall be required to agree to the representations, warranties, covenants (including restrictive covenants) and indemnities on a several (and not joint or joint and several) basis; provided, that any indemnity will (i) be on a pro rata basis and (ii) not exceed the total purchase price received by such Tagging Member.

If the proposed transferee in such Tag-Along Sale elects to purchase less than all of the interests sought to be sold by Tagging Members, the number of membership interests in the Company to be sold to such proposed transferee by the Tagging Members shall be reduced pro rata.

Drag-Along Rights:	Prior to an Initial Public Offering, other than in a Permitted Transfer and subject to Section A, clause (viii) of Schedule 1, Cantor will have the right to drag-along the other Members in any agreement for a bona fide transfer (or series of related transfers) of at least a majority of the outstanding Class A Units to an unaffiliated third party or parties, proportionally with and on the same economic terms and conditions as Cantor (including as to price and form of consideration) (a “Drag-Along Sale”). The Drag-Along Sale will be subject to customary provisions, including prior written notice and reasonable description of the terms of a proposed transaction; provided that, (i) each dragged Member shall provide customary representations and warranties regarding their legal status and authority, and their ownership of the Class A Units being transferred, and customary (several but not joint) indemnities regarding the same and (ii) no dragged Member shall be obligated to sign any non-competition covenant or similar restriction (other than customary confidentiality covenants) without its consent.

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Registration Rights:	Holders of 5% or more of the outstanding Class A Units will receive customary post-Initial Public Offering piggy-back registration rights pertaining to the Class A Units (or corresponding equity unit of the issuer in the case of a reorganization of the Company), such Class A Units to be included in the applicable registration statement at the Company’s expense. Any underwriter cutback in any registration will be applied pro rata among each holder of registrable securities, and any waiver of any underwriter’s lock-up will be applied pro rata among the qualifying Members.

Termination of Equity Rights:	The rights set forth herein shall terminate upon the earlier of (i) an Initial Public Offering (other than Registration Rights and the Cantor rights set forth in “Board of Managers”, above) or (ii) a sale of all of the issued and outstanding membership interests of the Company to a third party.

Information Rights; Confidentiality:

The Company will provide RXR and holders of 10% or more of the outstanding Class A Units with annual and quarterly unaudited financial statements of the Company, within customary time periods following the end of the relevant reporting period or event (but no longer than is required to be delivered to any lender under any indebtedness of the Company or any of its subsidiaries) and subject to customary exceptions and limitations, as applicable.

The Company will provide RXR and Cantor the annual budget as promptly as practicable after such annual budget is finalized.

The Members holding less than 10% of the outstanding membership interests of the Company shall otherwise waive their right to information and to inspect the books and records of the Company and its subsidiaries to the fullest extent permitted by applicable law.

Cantor will have the right to obtain such additional information that is reasonably requested (including monthly financial reports), and will have the right to request meetings with management a reasonable number of times per year to discuss the operations and business of the Company.

RXR, for so long as the RXR Consortium maintains the RXR Ownership Threshold, will have the right to obtain such additional information that is reasonably requested (including monthly financial reports), and will have the right to request meetings with management a reasonable number of times per year to discuss the operations and business of the Company. RXR shall be permitted to share such information with and allow attendance at such management meetings by other members of the RXR Consortium owning at least 10% of the outstanding Class A Units.

Customary confidentiality obligations with respect to any information of the Company and its subsidiaries obtained by Members shall be included in the Company’s governing documents.

Amendments:	The Company’s governing documents will contain customary amendment provisions; provided, that, (i) any amendments shall require the prior approval of Cantor, (ii) any amendments to the board designation rights, approval/consultation rights, preemptive rights, tag-along rights, drag-along rights, information rights or any other express right of RXR or the RXR Consortium that are adverse to the RXR Consortium or RXR, as applicable, shall require the prior approval of RXR and (iii) any amendment that has a material, disproportionate and adverse effect on any Member as compared to the other holders of the same class of securities of the Company shall require the written consent of such Member.

Jurisdiction:	Delaware (and the courts located in Wilmington, Delaware).

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Schedule 1

Actions Expressly Requiring Approval of the Board

A.

The following actions shall expressly require approval of the Board (including the approval of at least one Cantor Manager, and at least one RXR Manager so long as the RXR Consortium maintains the RXR Ownership Threshold).

(i)	Declaring or paying non-pro rata dividends

(ii)

Other than in connection with the public offering of equity of the Company or any of its subsidiaries, voluntarily registering any class of equity security of the Company under Section 12 of the Securities Exchange Act of 1934, as amended, or the taking of any other action which would, or would reasonably be expected to, subject the Company or any of its securities to reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended

(iii)

Approving or consummating the acquisition by the Company or its subsidiaries of a business owned by (whether via the purchase of stock or assets or via merger or other combination or reorganization transaction), or the entry by the Company or its subsidiaries into a joint venture with, in each case, any Member or a third-party directly or indirectly controlling, controlled by, or under direct or indirect common control with a Member

(iv)

Entering into, amending or terminating any contract with any Member or any of its affiliates (including any portfolio company thereof), on the one hand, and the Company and any of its subsidiaries, on the other hand, that is not on arm’s length terms (but consent shall not be required (i) for entry by the Company or its subsidiaries into a services agreement providing services to the Company and/or any of its subsidiaries on economic terms that are at fully allocated cost plus 10% or less or (ii) for Incremental Facilities (as defined in the exit facility term sheet))

(v)

Settling any action (other than any action pending as of immediately prior to the Company’s emergence from Chapter 11) in which the Company or any subsidiary of the Company is adverse to a Member or its affiliates, such approval not to be unreasonably withheld, conditioned or delayed

(vi)	Entering into any voluntary liquidation, bankruptcy, dissolution or similar insolvency proceedings of the Company or any of its subsidiaries (or any filings for the foregoing)

(vii)

Any Change of Control transaction of the Company that is between a Member or its affiliates, on the one hand, and the Company or its subsidiaries, on the other hand. For purposes hereof “Change of Control” shall mean (a) a person or persons acting as a group (other than a Member and its affiliates) become the beneficial owner of fifty percent (50%) or more of the outstanding equity securities of the Company (by vote or by value), (b) any transaction or series of transactions, immediately following which the Company, directly or indirectly, beneficially owns less than fifty percent (50%) of the outstanding equity securities (by vote or by value) of (1) any material subsidiary of the Company, (2) any direct or indirect holding company or parent of any material subsidiary of the Company or (3) a successor to any entity described in clause (1) and (2), (c) a sale, lease, license or other disposition through one or a series of transactions of a majority of the Company’s assets on a consolidated basis (including the capital stock or assets of the Company’s subsidiaries)

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(viii)

Any sale transaction whereby a third party (individually or acting as a group) will purchase 100% of the outstanding voting equity of the Company (or a parent company of the Company that holds 100% of the equity of the Company) or 100% of the consolidated assets of the Company and its subsidiaries, in each case, with gross proceeds to the Members and to their affiliates and transferees (in respect of both repayment of debt and proceeds to equityholders in the Company) of consideration with a value that is less than $85,000,000 minus the undrawn amount under the exit facility (if any) minus the amount of any assets and cash previously distributed or paid by the Company or its subsidiaries to the Members (and their affiliates or transferees) in respect of any equity or repayment of any debt in the Company or its subsidiaries held by the Members and their affiliates or transferees (such approval not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, the consent of an RXR Manager under this clause (viii) shall not be required if Anson (so long as Anson is a Member) has approved such sale transaction

(ix)	Entering into any agreement to effectuate any of the foregoing

B.	The following actions shall require good faith consultation by the Board with the RXR Managers so long as the RXR Consortium maintains the RXR Ownership Threshold.

(i)	Approving or consummating any Initial Public Offering (without regard to the minimum proceeds requirement in the definition thereof) or other listing of any equity securities

(ii)	Appointing, terminating, removing or demoting the chief executive officer of the Company or any of the Company’s material subsidiaries

(iii)

Approving or consummating any equity financing by the Company or its subsidiaries (other than issuances of equity representing less than 20% of the Company’s outstanding voting equity and equity under a management incentive plan)

(iv)	Creating, incurring or assuming indebtedness for borrowed money of or by the Company and its subsidiaries in excess of $5,000,000

(v)	Approving or consummating the Company’s exercise of the Other ROFO for more than 10% of the issued and outstanding equity of the Company

(vi)	Approving the annual budget and business plan of the Company and its subsidiaries including any proposed distributions of cash on hand

(vii)	Entering into any agreement to effectuate any of the foregoing

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EXHIBIT I

Interim DIP Order